                                                                     Exhibit 2.1

                                                                  EXECUTION COPY
================================================================================

                            STOCK PURCHASE AGREEMENT

                                      among

                         VIEWPOINT INTERNATIONAL, INC.,

                               THE STOCKHOLDERS OF
                          VIEWPOINT INTERNATIONAL, INC.

                                       and

                             OXFORD INDUSTRIES, INC.

                           Dated as of April 26, 2003
================================================================================

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
1.       DEFINITIONS..............................................................................................    1
         1.1.     Cross Reference Table...........................................................................    1
         1.2.     Certain Definitions.............................................................................    4
         1.3.     Certain Matters of Construction................................................................    10

2.       ACQUISITION.............................................................................................    11

3.       PAYMENT AND CLOSING.....................................................................................    11
         3.1.     Cash Equity Amount.............................................................................    11
         3.2.     Stock Equity Amount............................................................................    12
         3.3.     Earnout Agreement..............................................................................    12
         3.4.     Time and Place of Closing......................................................................    12
         3.5.     Delivery.......................................................................................    12
         3.6.     Adjustments to Purchase Price..................................................................    13

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................    15
         4.1.     Organization and Authority.....................................................................    15
         4.2.     Authorization and Enforceability...............................................................    15
         4.3.     Non-Contravention, etc.........................................................................    15
         4.4.     Title to Securities............................................................................    15
         4.5.     Voting Trusts, etc.............................................................................    16
         4.6.     Brokers, etc...................................................................................    16
         4.7.     Amounts Owed to Sellers........................................................................    16
         4.8.     Investment and Securities Matters..............................................................    16

5.       REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY..................................................    18
         5.1.     Organization, Power, Standing and Authority....................................................    18
         5.2.     Capitalization and Investments.................................................................    18
         5.3.     Financial Statements, etc......................................................................    20
         5.4.     Inventories....................................................................................    20
         5.5.     Accounts Receivable; Accounts Payable; Capital Expenditures....................................    21
         5.6.     No Undisclosed Liabilities.....................................................................    21
         5.7.     Title to Assets; Sufficiency of Assets.........................................................    21
         5.8.     Licenses, Permits, Compliance with Laws, etc...................................................    22
         5.9.     Non-Contravention, etc.........................................................................    22
         5.10.    Real Property..................................................................................    22
         5.11.    Litigation, etc................................................................................    23
         5.12.    Intellectual Property Rights...................................................................    23
         5.13.    Contracts, etc.................................................................................    24
         5.14.    Debt...........................................................................................    26
         5.15.    Change in Condition............................................................................    26

         5.16.    Insurance......................................................................................    28
         5.17.    Tax Matters....................................................................................    28
         5.18.    Employee Benefit Plans.........................................................................    30
         5.19.    Environmental Matters..........................................................................    31
         5.20.    Labor Relations................................................................................    32
         5.21.    Officers, Directors and Employees..............................................................    32
         5.22.    Customers and Suppliers........................................................................    32
         5.23.    No Governmental Consent or Approval Required...................................................    33
         5.24.    Books and Records..............................................................................    33
         5.25.    Acceleration, Etc. of Certain Payments.........................................................    33
         5.26.    Nondisclosed Payments..........................................................................    33
         5.27.    Unsanctioned Boycotts; Transactions in Certain Countries.......................................    34
         5.28.    Product and Service Warranties; Product Liability..............................................    34
         5.29.    Disclosure.....................................................................................    34
         5.30.    Financial Advisory, Finder's or Broker's Fees..................................................    34

6.       REPRESENTATIONS AND WARRANTIES OF THE BUYER.............................................................    34
         6.1.     Corporate Matters, etc.........................................................................    34
         6.2.     Financial Condition, etc.......................................................................    35
         6.3.     Investment Intent..............................................................................    35
         6.4.     Investigation; No Additional Representations; No Reliance, etc.................................    36
         6.5.     Litigation.....................................................................................    36
         6.6.     Brokers, etc...................................................................................    36
         6.7.     Oxford Securities..............................................................................    36
         6.8.     Reports, Financial Statements and SEC Reports..................................................    36
         6.9.     Other Information..............................................................................    37
         6.10.    Final Closing Statement........................................................................    37

7.       CERTAIN AGREEMENTS OF THE PARTIES.......................................................................    37
         7.1.     Payment of Transfer Taxes and Other Charges....................................................    37
         7.2.     Operation of Business, Related Matters.........................................................    37
         7.3.     Preparation for Closing........................................................................    39
         7.4.     Further Assurances.............................................................................    40
         7.5.     Access to Properties and Records; Access to Customers, Supplier, and Vendors...................    40
         7.6.     Stockholders Agreement.........................................................................    40
         7.7.     Sellers' Representatives.......................................................................    40
         7.8.     Real Property Holding Corporation Certificate..................................................    41
         7.9.     Indemnification of Directors, Officers and Employees...........................................    41
         7.10.    Tax Matters....................................................................................    41
         7.11.    Employee Benefits..............................................................................    44
         7.12.    No Solicitation; Acquisition Proposals.........................................................    44
         7.13.    Audit of Year-End Financial Statements.........................................................    45
         7.14.    Interim Financials; Cooperation with Financing.................................................    45
         7.15.    Notification of Certain Matters................................................................    45
         7.16.    Accounts Receivables Collections...............................................................    45
         7.17.    Oxford Disposition Legal Opinion...............................................................    46

8.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER......................................................    46
         8.1.     Representations, Warranties and Covenants......................................................    46
         8.2.     Legality; Governmental Authorization; Litigation...............................................    46
         8.3.     General........................................................................................    47
         8.4.     Opinions of Counsel............................................................................    47
         8.5.     Pay-Off Letter for the Bank Debt...............................................................    47
         8.6.     Pay-Off Letter for the Senior Subordinated Notes...............................................    47
         8.7.     Governmental Consents and Approvals............................................................    47
         8.8.     Consents.......................................................................................    47
         8.9.     Management Agreement...........................................................................    48
         8.10.    Resignation of Directors and Officers..........................................................    48
         8.11.    Escrow Agreement...............................................................................    48
         8.12.    Earnout Agreement..............................................................................    48
         8.13.    Non-Competition Agreements.....................................................................    48
         8.14.    Employment and Consulting Agreements...........................................................    48
         8.15.    Cancellation of Warrant........................................................................    48
         8.16.    Transfer of Shares.............................................................................    48
         8.17.    Statements for Section 3.1 Fees and Expenses...................................................    48
         8.18.    Sellers' Release...............................................................................    49
         8.19.    Termination of Financing.......................................................................    49
         8.20.    Registration Rights Agreement..................................................................    49

9.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND THE SELLERS....................................    49
         9.1.     Representations, Warranties and Covenants......................................................    49
         9.2.     Legality; Government Authorization; Litigation.................................................    49
         9.3.     General........................................................................................    49
         9.4.     Escrow Agreement...............................................................................    50
         9.5.     Earnout Agreement..............................................................................    50
         9.6.     Payments.......................................................................................    50
         9.7.     Opinion of Counsel.............................................................................    50
         9.8.     Registration Rights Agreement..................................................................    50

10.      INDEMNIFICATION.........................................................................................    50
         10.1.    Buyer's Indemnification........................................................................    50
         10.2.    Sellers' Indemnification.......................................................................    50
         10.3.    Monetary Limitations...........................................................................    51
         10.4.    Time Limitations...............................................................................    52
         10.5.    Limitation on Remedies.........................................................................    52
         10.6.    Third Party Claims.............................................................................    52
         10.7.    Tax Benefits...................................................................................    53
         10.8.    Cash Purchase Price Adjustment.................................................................    53

11.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER..............................................................    53
         11.1.    Consent to Jurisdiction........................................................................    53
         11.2.    WAIVER OF JURY TRIAL...........................................................................    54

12.      TERMINATION.............................................................................................    54
         12.1.    Termination of Agreement.......................................................................    54
         12.2.    Effect of Termination..........................................................................    55

13.      MISCELLANEOUS...........................................................................................    55
         13.1.    Entire Agreement; Waivers......................................................................    55
         13.2.    Amendment or Modification......................................................................    55
         13.3.    Severability...................................................................................    55
         13.4.    Successors and Assigns.........................................................................    56
         13.5.    Action by the Required Sellers.................................................................    56
         13.6.    Notices........................................................................................    56
         13.7.    Public Announcements...........................................................................    57
         13.8.    Headings, etc..................................................................................    58
         13.9.    Disclosure.....................................................................................    58
         13.10.   Third Party Beneficiaries......................................................................    58
         13.11.   Counterparts...................................................................................    58
         13.12.   Governing Law..................................................................................    58
         13.13.   Expenses.......................................................................................    58

                                    EXHIBITS

Exhibit 3.1                Form of Escrow Agreement

Exhibit 3.3                Form of Earnout Agreement

Exhibit 3.6                Accounting Methodology

Exhibit 4.1                Form of Spousal Consent

Exhibit 8.13(a) Form of Noncompetition Agreement for S. Anthony Margolis and Lucio Dalla Gasperina

Exhibit 8.13(b) Form of Noncompetition Agreement for Bonita Beach Blues, Inc. and Robert Emfield

Exhibit 8.13(c) Form of Whole Duty Investment, LTD Nonsolicitation and Nondisclosure Agreement

Exhibit 8.13(d)            Form of SKM-TB, LLC Nonsoliciation and Nondisclosure
                           Agreement

Exhibit 8.14(a)            Form of S. Anthony Margolis Employment Agreement

Exhibit 8.14(b)            Form of Lucio Dalla Gasperina Employment Agreement

Exhibit 8.14(c)            Form of Ken S. Kong Employment Agreement

Exhibit 8.14(d)            Form of Robert Emfield Consulting Agreement

Exhibit 8.14(e)            Form of Tony Yeung Consulting Agreement

Exhibit 8.18               Form of Sellers' Release

Exhibit 8.20               Form of Registration Rights Agreement

                                    SCHEDULES

Schedule 1                 Sellers

Schedule 4.1               Sellers' Organization and Authority

Schedule 4.3               Sellers' Consents

Schedule 4.4               Title to Securities

Schedule 4.5               Voting/Share Transfer Restrictions

Schedule 4.7               Amounts Owed to Sellers

Schedule 5.1               Foreign Qualifications

Schedule 5.2               Stock Obligations

Schedule 5.3               Financial Statements

Schedule 5.4               Inventories

Schedule 5.5.2             Accounts Payable Exceptions

Schedule 5.5.3(a)          2003 Capital Expenditures

Schedule 5.5.3(b)          2004 Capital Expenditures

Schedule 5.6               Undisclosed Liabilities

Schedule 5.7               Title to Assets; Sufficiency of Assets

Schedule 5.8               Licenses and Permits

Schedule 5.9               Company Consents

Schedule 5.10              Business Locations and Real Property

Schedule 5.11              Litigation

Schedule 5.12(a)           Owned Intellectual Property

Schedule 5.12(b)           Licensed Intellectual Property

Schedule 5.12(c)           Intellectual Property Disputes

Schedule 5.13              Contractual Obligations

Schedule 5.14              Bank Debt, Loans, Etc.

Schedule 5.15              Change in Condition

Schedule 5.16              Insurance Policies

Schedule 5.17              Tax Matters

Schedule 5.18(a)           Employee Benefit Plans

Schedule 5.18(b)           Company Deferred Compensation Plans

Schedule 5.19              Environmental Matters

Schedule 5.20              Labor Relations

Schedule 5.21              Compensation of Officers, Directors, Employees and
                           Consultants

Schedule 5.22              Customers and Suppliers

Schedule 5.23              Governmental Consents

Schedule 5.25              Acceleration, Etc. of Certain Payments

Schedule 5.28              Product and Service Warranties; Product Liability

Schedule 7.2               Operation of Business, Related Matters

Schedule 7.3.2             Consents

Schedule 7.11(b)           Continuing Company Employees

Schedule 8.7               Government Consents

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 26th day of April, 2003, among Viewpoint International, Inc., a Delaware corporation (the "Company," and unless the context requires otherwise, the term Company shall include the Subsidiaries of Viewpoint International, Inc.), each holder of Shares and/or Warrants of the Company listed on Schedule 1 (each, a "Seller" and collectively, the "Sellers"), and Oxford Industries, Inc., a Georgia corporation (the "Buyer").

                                    RECITALS

         1. Each of the Sellers respectively owns the number of issued and outstanding shares (the "Shares") of Class A Common Stock of the Company, $.0001 par value per share ("Class A Common Stock") and Class C Common Stock of the Company, $.0001 par value per share ("Class C Common Stock" and, together with the Class A Common Stock, the "Common Stock"), in each case as set forth opposite such Seller's name on Schedule 1. The Class A Common Stock is held by
S. Anthony Margolis, the Margolis Family Stock Trust u/a/d May 1, 2001, Lucio Dalla Gasperina, Bonita Beach Blues, Inc., a Florida corporation, and Whole Duty Investment, Ltd., a Hong Kong corporation. The Class C Common Stock is held by SKM-TB, LLC, a Delaware limited liability company. Certain Sellers hold $25,000,000 in aggregate principal amount of Senior Subordinated Notes of the Company issued on February 9, 2001 (the "Senior Subordinated Notes").

         2. The Sellers desire to sell and transfer the issued and outstanding Shares to the Buyer and the Buyer desires to acquire such Shares from the Sellers, and the holder of the Warrant desires to cancel such Warrant, all upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.       DEFINITIONS.  For purposes of this Agreement:

         1.1. Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined

Term                                                              Definition
----                                                              ----------
"AAA"                                                             Section 3.6.4
"Acquisition Proposal"                                            Section 7.12
"Agreement"                                                       Preamble
"Arbitration Rules"                                               Section 3.6.4
"Arbitrator"                                                      Section 3.6.4
"Assets"                                                          Section 5.7
"Assumed Net Working Capital"                                     Section 3.6.2.3

Term                                                              Definition
----                                                              ----------
"Bonus Employees"                                                 Section 1.2.5
"Bonus Payments"                                                  Section 1.2.5
"Bonus Withholding Amounts"                                       Section 1.2.5
"Bridge Commitment Letter"                                        Section 6.2
"Bridge Financing"                                                Section 6.2
"Buyer"                                                           Preamble
"Buyer Indemnitees"                                               Section 10.2
"2003 Capital Expenditures Budget"                                Section 5.5.3
"2004 Capital Expenditures Budget"                                Section 5.5.3
"Cash Equity Amount"                                              Section 3.1
"Cash Purchase Price"                                             Section 3.1
"Class A Common Stock"                                            Recitals
"Class C Common Stock"                                            Recitals
"Closing"                                                         Section 3.4
"Closing Date"                                                    Section 3.4
"Closing Date Accounts Receivables"                               Section 7.16
"Common Stock"                                                    Recitals
"Company"                                                         Preamble
"Company Auditors"                                                Section 7.13
"Company Deferred Compensation Plans"                             Section 5.18.6
"Company Employee Plan"                                           Section 5.18.1
"Contracts"                                                       Section 5.13
"Credit Facility Commitment Letter"                               Section 6.2
"Credit Facility Engagement Letter"                               Section 6.2
"Credit Facility Financing"                                       Section 6.2
"Current Assets"                                                  Section 3.6.1
"Current Liabilities"                                             Section 3.6.1
"Debt Payoff Amount"                                              Section 3.1
"Earnout Agreement"                                               Section 3.3
"Earnout Amount"                                                  Section 3.3
"Escrow Account"                                                  Section 3.1
"Escrow Agreement"                                                Section 3.1
"ERISA Affiliate"                                                 Section 5.18.2
"Estimated Closing Statement"                                     Section 3.6.2.1
"Estimated Net Working Capital"                                   Section 3.6.2.2
"Estimated Working Capital Deficit"                               Section 3.6.2.3
"Estimated Working Capital Surplus"                               Section 3.6.2.3
"Exchange Act"                                                    Section 6.8
"Final Closing Statement"                                         Section 3.6.4
"Final Tax Return"                                                Section 7.10.3
"Financial Statements"                                            Section 5.3.1.2
"Fully Diluted Shares"                                            Section 1.2.40
"Hazardous Substance"                                             Section 5.19
"Indemnified Party"                                               Section 10.6
"Indemnifying Party"                                              Section 10.6

Term                                                              Definition
----                                                              ----------
"Insurance Policies"                                              Section 5.16
"Interim Financials"                                              Section 5.3.1.2
"IRS"                                                             Section 5.17.4
"Leases"                                                          Section 5.10.2
"Licenses"                                                        Section 5.12.2
"Maximum Aggregate Loss"                                          Section 10.3
"Merrill Lynch"                                                   Section 6.2
"Minimum Aggregate Loss"                                          Section 10.3
"Net Working Capital"                                             Section 3.6.1
"New York Lawsuit"                                                Section 5.11
"Noncompetition / Nonsolicitation and Nondisclosure Agreements"   Section 8.14
"Notes"                                                           Section 6.2
"Oxford Securities"                                               Section 3.2
"PCBs"                                                            Section 5.19
"Pension Plan"                                                    Section 1.2.17
"Proposed Closing Statement"                                      Section 3.6.3
"Proposed Tax Return"                                             Section 7.10.3
"Registration Rights Agreement"                                   Section 8.20
"Required Pro Forma Financials"                                   Section 7.13
"Review Period"                                                   Section 3.6.4
"SEC"                                                             Section 6.8
"SEC Reports"                                                     Section 6.8
"Seller Indemnitees"                                              Section 10.1
"Seller" or "Sellers"                                             Preamble
"Sellers' Representatives"                                        Section 7.7
"Senior Subordinated Notes"                                       Recitals
"Shanghai Commercial Bank"                                        Section 1.2.4
"Shares"                                                          Recitals
"Stock Equity Amount"                                             Section 3.2
"SunTrust"                                                        Section 6.2
"Surplus Payment"                                                 Section 3.6.5.2
"Surviving Representations, Warranties and Obligations"           Section 10.3
"Tax Arbitrator"                                                  Section 7.10.3
"Tax Item"                                                        Section 7.10.3
"Tax Review Period"                                               Section 7.10.3
"Third Party Claim"                                               Section 10.6
"Unaudited Buyer Financial Information"                           Section 6.9
"Uncollected Receivables"                                         Section 7.16
"Welfare Plan"                                                    Section 1.2.17
"Working Capital Deficit"                                         Section 3.6.5.1
"Working Capital Guidelines"                                      Section 3.6.1
"Working Capital Payment"                                         Section 3.6.5.1
"Working Capital Surplus"                                         Section 3.6.5.2

Term                                                              Definition
----                                                              ----------
"Year End Financials"                                             Section 5.3.1.1

         1.2. Certain Definitions. The following terms shall have the following meanings:

                  1.2.1. "Action" shall mean (i) any judicial or administrative action, (ii) any suit or proceeding, or (iii) to the extent within the Knowledge of the Company, any audit or investigation brought or conducted by a third-party or any Governmental Authority.

                  1.2.2. "Affiliate" shall mean, as to the Company (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract or otherwise.

                  1.2.3. "Balance Sheet Date" shall mean March 31, 2002.

                  1.2.4. "Bank Debt" shall mean all Debt (including all outstanding principal, prepayment premiums or penalties, if any, and accrued interest, fees and expenses related thereto) of the Company under the Credit Agreement, dated as of January 26, 2001, by and between the Company and Shanghai Commercial Bank Limited, New York Branch ("Shanghai Commercial Bank").

                  1.2.5. "Bonus Employee Amounts" shall mean the cash bonuses to the employees identified on Schedule 7.2 (the "Bonus Employees") in the amounts specified therein, less the amounts required to be withheld, under applicable law, for purposes of income and payroll Taxes (the "Bonus Withholding Amounts") (the sum of the Bonus Employee Amounts and the Bonus Withholding Amounts being referred to herein as the "Bonus Payments").

                  1.2.6. "Business" shall mean the business of the Company as such business is currently conducted.

                  1.2.7. "Business Day" shall mean any day on which banking institutions in New York, New York are customarily open for the purpose of transacting business.

                  1.2.8. "By-laws" shall mean the corporate by-laws of a corporation, as from time to time in effect.

                  1.2.9. "Capital Expenditures" shall mean any expenditure that would be classified as a capital expenditure on a statement of cash flows of the Company prepared in accordance with GAAP on a basis consistent with the Financial Statements.

                  1.2.10. "Charter" shall mean the certificate or articles of incorporation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                  1.2.11. "Closing Date Liabilities" shall mean the amounts payable on the Closing Date pursuant to Section 3.1(i), 3.1(ii), 3.1(iii), 3.1(iv) and 3.1(v).

                  1.2.12. "Code" shall mean the federal Internal Revenue Code of 1986, as amended and as in effect as of the date hereof.

                  1.2.13. "Compensation" shall mean, as applied to any Person, all salaries, compensation, remuneration or bonuses, and all retirement, vacation, insurance or other fringe benefits paid or provided, directly or indirectly, by the Company to such Person or members of the immediate family of such Person.

                  1.2.14. "Contractual Obligation" shall mean, with respect to any Person, any oral or written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order, purchase order or other document or instrument (including any document or instrument evidencing any indebtedness but excluding the Charter and By-laws of such Person) to which or by which such Person is legally bound.

                  1.2.15. "Debt" of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (iv) under capital leases, (v) for bankers acceptances payable (other than bankers acceptances payable incurred in the Ordinary Course of Business),
(vi) for "off-balance sheet" financing arrangements or (vii) in the nature of Guarantees of the obligations described in clauses (i) through (vi) above of any other Person.

                  1.2.16. "Distribution" shall mean, with respect to the capital stock of, partnership interest of or other evidence of beneficial interest in any Person, (i) the declaration or payment of any dividend on or in respect of any shares of any class of such capital stock or beneficial interest; (ii) the purchase, redemption or other retirement of any shares of any class of such capital stock or beneficial interest, directly, or indirectly through a Subsidiary or otherwise; and (iii) any other distribution on or in respect of any shares of any class of such capital stock, partnership interest or other beneficial interest, or on or in respect of any stock appreciation or similar right.

                  1.2.17. "Employee Plan" shall mean any (i) welfare benefit plan within the meaning of Section 3(1) of ERISA (a "Welfare Plan"); (ii) pension benefit plan within the meaning of Section 3(2) of ERISA (a "Pension Plan"); (iii) stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (iv) other deferred-compensation, retirement, welfare-benefit, bonus, incentive, severance, health, vacation, supplemental unemployment, hospitalization, medical, dental, legal or fringe-benefit plan, fund, program, agreement, arrangement or scheme (whether within or outside the United States of America and whether written or unwritten, to the extent that, if unwritten, it provides for benefits having a value greater than $100,000 to any individual or greater than $1,000,000 to individuals in the aggregate) maintained or required to be maintained by a Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them.

                  1.2.18. "Enforceable" shall mean, with respect to any Contractual Obligation, that such Contractual Obligation is the legal, valid and binding obligation of the Person in question, enforceable against such Person in accordance with its terms.

                  1.2.19. "Enforcement Exceptions" shall mean except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                  1.2.20. "Environmental Laws" shall mean any federal, state, local or municipal law, statute, regulation or ordinance of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

                  1.2.21. "ERISA" shall mean the federal Employee Retirement Income Security Act of 1974 or any successor statute, as amended.

                  1.2.22. "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

                  1.2.23. "Governmental Authority" shall mean any domestic or foreign national, state, multi-state or municipal or other local government or any subdivision, agency, commission or authority or regulatory or administrative agency thereof.

                  1.2.24. "Governmental Order" shall mean any ruling, award, decision, injunction, judgment, order, decree, subpoena entered, issued or made by any Governmental Authority.

                  1.2.25. "Guarantee" shall mean (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any indebtedness or other obligation of any other Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (A) to pay the indebtedness of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets (other than inventory in the Ordinary Course of Business) under circumstances that would enable such obligor to discharge one or more of its obligations, or
(D) to maintain the capital, working capital, solvency or general financial condition of such obligor, and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

                  1.2.26. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  1.2.27. "Intangibles" shall mean (a) all inventions, patent registrations and applications, and related filings, and all rights therein provided by statute, international treaties or conventions and all improvements to the inventions disclosed in each such registration, application or filing;
(b) all computer software and source codes; (c) all trade names, trademarks, service marks, trade dress, configurations, design marks, logos or slogans, registered or pending and applications thereof, including any foreign, U.S. federal and state filings and all rights therein provided by statute, international treaties or conventions, as well as all related common law rights;
(d) all domain names, whether or not registered; (e) all proprietary customer lists; and (f) all copyrights, including registrations and pending applications for registration thereof, and all rights therein provided by statute, international treaties or conventions.

                  1.2.28. "Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company as of February 28, 2003, a copy of which is attached to Schedule 5.3.

                  1.2.29. "Investment" shall mean (i) any share of capital stock, partnership or other equity interest, evidence of indebtedness or other security issued by any other Person, (ii) any loan, advance, prepayment or extension of credit to, or contribution to the capital of, any other Person (other than the creation of receivables in the Ordinary Course of Business),
(iii) any acquisition of a business of any other entity or (iv) any commitment or option to acquire or make any of the foregoing.

                  1.2.30. "Knowledge" shall mean, with respect to a Person, the knowledge after reasonable inquiry of the specified Person. In the case of the Knowledge of the Company, "Knowledge" shall mean the knowledge after reasonable inquiry of each of S. Anthony Margolis, Lucio Dalla Gasperina, Robert Emfield, Ken S. Kong, Tony Yeung, Brad Goldstein, Doug Wood, John F. Megrue, Jr., David
J. Oddi, W.C. Wells, Stephanie McKinney, George Santacroce, Gail Vasquez, Tim Fleming, Joan Wright, and Julie Nardi. In the case of Knowledge of the Buyer, "Knowledge" shall mean the knowledge after reasonable inquiry of each of J. Hicks Lanier, Ben B. Blount, Jr., Thomas C. Chubb, III, J. Reese Lanier, Jr., K. Scott Grassmyer and Ann Shoemaker.

                  1.2.31. "Legal Requirement" shall mean any federal, state, local, municipal, foreign, international or multinational constitution, treaty, statute, ordinance, code, rule or regulation, or any Governmental Order, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing, including the Textile Fiber Products Identification Act (Pub.
L. 85-897, Sec. 2, Sept. 2, 1958, 72 Stat. 1717) and United States customs laws and regulations.

                  1.2.32. "Lien" shall mean any mortgage, pledge, lien, security interest, attachment or other similar encumbrance.

                  1.2.33. "Loans" shall mean all obligations of the Company (including bankers' acceptances) for borrowed money (including all outstanding principal, prepayment premiums or penalties, if any, and accrued interest, fees and expenses related thereto) other than the Bank Debt and the Senior Subordinated Notes.

                  1.2.34. "Loss" shall mean any and all losses, damages, deficiencies, awards, assessments, judgments, civil or criminal fines, civil or criminal penalties, costs and expenses; provided, however, that the amount of any such Losses for the purposes of indemnification hereunder shall be determined net of the sum of any amounts that are in fact recoverable by the

Indemnitee under insurance policies that were in effect on or prior to the Closing Date with respect to such Loss.

                  1.2.35. "Management Agreement" shall mean the Management Agreement dated as of February 9, 2001 between the Company and Saunders Karp & Megrue, L.P.

                  1.2.36. "Material Adverse Effect" shall mean any result, occurrence, change, event, effect or circumstance (a) that individually or in the aggregate with any such other result, occurrence, change, effect, event or circumstance is or is reasonably likely to be adverse to the assets, liabilities, financial condition or results of operations of the Company or the Business and which could reasonably result in a loss to the Company, either individually or in the aggregate, of more than $2,500,000, or a reduction in income of the Company, either individually or in the aggregate, of more than $2,500,000 over any consecutive 12-month period, or (b) that materially and adversely affects the ability of the Sellers or the Company to perform their respective obligations under this Agreement and consummate the transactions contemplated hereby; provided, however, that notwithstanding the foregoing, the term "Material Adverse Effect" shall not include the impact of (i) changes in Legal Requirements or interpretations thereof by courts or any Governmental Authority, (ii) changes in GAAP, (iii) actions or omissions of one or more Sellers, the Company or any Subsidiary taken with the written consent of the Buyer in contemplation of the transactions contemplated hereby, (iv) general economic conditions and events or conditions generally affecting the apparel wholesale, specialty retail or restaurant industries, (v) current national or international hostilities (without any escalation thereof), and (vi) this Agreement or the announcement thereof.

                  1.2.37. "Ordinary Course of Business" shall mean the ordinary course of the Business, consistent with past practices.

                  1.2.38. "Person" shall mean any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, labor union or other entity other than any Governmental Authority.

                  1.2.39. "Permitted Liens" shall mean (i) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due,
(ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the use of such property in the Business, (iii) liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, to the extent that the payment thereof is not in arrears, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens to the extent that the payment thereof is not in arrears, (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vii) liens securing only Bank Debt, and (viii) liens securing only the Senior Subordinated Notes.

                  1.2.40. "Price Per Common Share" shall mean an amount equal to
(a) an amount equal to (i) the Cash Equity Amount plus the aggregate exercise price of the Warrant less (ii) the sum of the amounts payable pursuant to Sections 3.1(i), 3.1(ii), 3.1(iii), 3.1(iv) and 3.1(v) divided by (b) the number which is the sum of (y) the number of shares of Common Stock which are issued and outstanding immediately prior to the Closing and (z) the number of shares of Common Stock subject to the Warrant outstanding immediately prior to the Closing (the sum of (y) and (z) shall be referred to herein as the "Fully Diluted Shares").

                  1.2.41. "Reference Balance Sheet" shall mean the audited consolidated balance sheet of the Company as of March 31, 2002, a copy of which is attached to Schedule 5.3.

                  1.2.42. "Required Sellers" shall mean such Sellers who, as of the date hereof, hold an aggregate of at least 70% of the Fully Diluted Shares, except that with respect to Section 12, "Required Sellers" shall mean such Sellers who, as of the date hereof, hold an aggregate of more than 50% of the Fully Diluted Shares.

                  1.2.43. "Securities Act" shall mean the Securities Act of 1933, as amended.

                  1.2.44. "Seller's Percentage" shall mean, as to each Seller (calculated as of the Closing Date), a percentage equal to (i) the sum of (a) the number of shares of Common Stock owned by such Seller and (b) the number of shares of Common Stock subject to the Warrant owned by such Seller divided by
(ii) the Fully Diluted Shares.

                  1.2.45. "Senior Lenders" shall mean the lenders under the Loans.

                  1.2.46. "Signing Date Average Oxford Trading Price" shall be $25.76.

                  1.2.47. "Stockholders Agreement" shall mean the Company's Stockholders Agreement dated as of February 9, 2001, as amended from time to time.

                  1.2.48. "Subordinated Lenders" shall mean the holders of the Senior Subordinated Notes.

                  1.2.49. "Subsidiary" shall mean any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person; provided, however, that, with respect to the Company, the term Subsidiary shall not include The Paradise Shoe Company, LLC.

                  1.2.50. "Tax" shall mean any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, fines, penalties and additions with respect to any of the foregoing.

                  1.2.51. "Tax Benefit" shall mean any Tax refund, Tax credit or reduction in Tax actually realized by the Buyer or its Subsidiaries (including for all periods after the Closing Date, the Company).

                  1.2.52. "Tax Return" shall mean any federal, state, local and foreign return, report, statement or form relating to any Tax and any claim for refund of Tax, and any declaration of estimated Tax, and any schedule or attachment to any of the foregoing or amendment thereto, including, where permitted or required, any consolidated, combined or unitary returns for any group of entities.

                  1.2.53. "Transaction Expenses" shall mean (i) all fees and expenses incurred by the Company, to the extent not paid prior to the Closing Date, in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby, including the fees and expenses of Ropes & Gray, Goldman, Sachs & Co., Ernst & Young LLP, Alston & Bird LLP and Mahoney Cohen & Co., CPA, P.C., (ii) all penalties, fees and expenses associated with the termination of the Management Agreement, and (iii) all penalties, fees and expenses associated with the termination of any employment or consulting agreements of the Company.

                  1.2.54. "Warrant" shall mean the Contingent Warrant to Purchase Shares of Class C Common Stock of the Company, issued to SKM-TB, LLC on February 9, 2001.

                  1.2.55. "Warrant Consideration" shall mean (i) the Price Per Common Share less the exercise price of the Warrant multiplied by (ii) the number of shares of Common Stock subject to the Warrant.

         1.3. Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:

                  1.3.1. The words "hereof", "herein", "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                  1.3.2. The words "party" and "parties" shall refer to the Sellers, the Company and the Buyer.

                  1.3.3. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                  1.3.4. Accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied.

                  1.3.5. The word "including" shall mean including without limitation.

                  1.3.6. All references herein to "dollars" or "$" shall refer to United States dollars.

2.       ACQUISITION.

         Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth herein, each of the Sellers and the Buyer hereby agree that on the Closing Date: (i) each of the Sellers severally will sell, transfer and deliver to the Buyer, free and clear of any Liens, the number of Shares of Class A Common Stock and Class C Common Stock set forth opposite such Seller's name on Schedule 1, (ii) the Warrant shall be terminated as described in Section 3.5, (iii) the Buyer will pay the Cash Equity Amount in accordance with Section 3.1 hereof (and accordingly, the Buyer, on behalf of the Company, will pay the Closing Date Liabilities and the Buyer will pay the Cash Purchase Price to the Sellers), (iv) the Buyer will pay the Stock Equity Amount in accordance with Section 3.2 hereof, (v) the Buyer will purchase and acquire from each Seller, the number of shares of Class A Common Stock and Class C Common Stock set forth opposite such Seller's name on Schedule 1, (vi) the Buyer, the Sellers and the Sellers' Representatives shall enter into the Earnout Agreement and (vii) the Buyer, the Sellers, the Sellers' Representatives and JPMorganChase Bank shall enter into the Escrow Agreement.

3.       PAYMENT AND CLOSING.

         3.1. Cash Equity Amount. The aggregate cash amount to be paid by the Buyer at the Closing shall be Two Hundred Forty Million Dollars ($240,000,000), less any Estimated Working Capital Deficit or plus any Estimated Working Capital Surplus pursuant to Section 3.6.2.3 (such net amount being referred to herein as the "Cash Equity Amount"). At the Closing, the Buyer shall pay the Cash Equity Amount as follows: by wire transfer of immediately available funds (i) to such account or accounts as the Company specifies, an amount sufficient to pay the Transaction Expenses, (ii) to such account or accounts as the Company specifies, an amount sufficient to pay the Bonus Payments, (iii) to such account or accounts as the Company specifies, the insurance premiums payable to obtain the insurance coverage required under Section 7.9 hereof, (iv) to such account or accounts as Shanghai Commercial Bank specifies, an amount sufficient to prepay in full all outstanding principal and accrued interest on the Company's outstanding Bank Debt (including all prepayment premiums and penalties and any fees and expenses associated with such prepayment), (v) to such account or accounts as the Subordinated Lenders specify, an amount sufficient to prepay in full all outstanding principal and accrued interest on the Senior Subordinated Notes (including all prepayment premiums and penalties and any fees and expenses associated with such prepayment) (the amounts to be paid under this Section 3.1(iv) and (v) sometimes being referred to herein as the "Debt Payoff Amount"), (vi) to such account or accounts as the holder of the Warrant specifies to the Buyer in writing at least three Business Days prior to the Closing, an amount sufficient to pay the aggregate Warrant Consideration and
(vii) to such account or accounts as each Seller specifies to the Buyer in writing at least three Business Days prior to the Closing, an amount equal to
(A) the Price Per Common Share multiplied by (B) the number of Shares of Common Stock owned by such Seller immediately prior to the Closing (the Cash Equity Amount, less the amounts described in clauses (i), (ii), (iii), (iv) and (v) above, is referred to herein as the "Cash Purchase Price"); provided, that the Sellers agree that Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) of the Cash Purchase Price (allocated in accordance with each Seller's respective Seller's Percentage) shall be deposited into an escrow account (the "Escrow Account") pursuant to the terms and conditions of an Escrow Agreement substantially in the form attached hereto as Exhibit 3.1 (the "Escrow Agreement") to satisfy any potential obligations of the Sellers pursuant to Sections 3.6.5.1 and 10.2. Pursuant to the terms of the Escrow Agreement, $2.5 million of the escrow amount minus the amount of the Working Capital Deficit, if any, will be released upon finalization of the Final Closing Statement.

         3.2. Stock Equity Amount. At the Closing, the Buyer will issue to the Sellers, in the aggregate, 388,200 shares of common stock of the Buyer (which constitutes the number of shares of common stock of the Buyer equal to Ten Million Dollars ($10,000,000) divided by the Signing Date Average Oxford Trading Price) (such number of shares of common stock of Buyer being referred to herein as the "Stock Equity Amount" or the "Oxford Securities"), which shares shall be issued to the respective Sellers pro rata based upon the respective Seller's Percentage of each Seller. The number of shares of common stock of the Buyer included in the Stock Equity Amount shall be equitably adjusted as necessary to reflect the effect of any forward or reverse stock split, stock dividend, recapitalization or other similar change with respect to common stock of the Buyer which has an applicable record date occurring during the period commencing the date hereof and ending on the Closing Date.

         3.3. Earnout Agreement. At the Closing, the Buyers and the Sellers will enter into an Earnout Agreement in the form of Exhibit 3.3 hereto (the "Earnout Agreement"), pursuant to which the Sellers shall be entitled to receive up to an additional Seventy-Five Million Dollars ($75,000,000) (the "Earnout Amount") in consideration for the Shares and the Warrant. The Earnout Amount, if any, shall be payable in accordance with, and subject to the terms and conditions of, the Earnout Agreement.

         3.4. Time and Place of Closing. The consummation of the transactions described above (the "Closing") shall take place at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York 10036, at 10:00 a.m. (local time) on (a) the later of (i) June 3, 2003 and (ii) the third Business Day after (1) the satisfaction or waiver of all conditions precedent to Closing as set forth in Sections 8 and 9 which can be satisfied prior to Closing and (2) the Buyer has sold $175,000,000 in principal amount of notes (as contemplated by the Bridge Commitment Letter) or SunTrust and/or Merrill Lunch are prepared to loan $175,000,000 to the Buyer (contemporaneously with the Closing) as contemplated by the Bridge Commitment Letter and SunTrust and/or Merrill Lynch (and other participating lenders) are prepared to loan up to $295,000,000 to the Buyer (contemporaneously with the Closing) as contemplated by the Credit Facility Commitment Letter, or (b) such earlier date, after the satisfaction or waiver of all conditions precedent to Closing as set forth in Sections 8 and 9, as may be agreed to in writing by the Buyer and the Sellers' Representatives (the day on which the Closing takes place being referred to herein as the "Closing Date").

         3.5. Delivery. At the Closing: (a) each of the Sellers shall deliver to the Buyer the certificate or certificates evidencing all of the Shares of Common Stock owned by such Seller, together with a duly executed stock power; (b) the holder of the Warrant shall deliver to the Buyer evidence of the cancellation of the Warrant owned by such holder; and (c) each party will deliver to the other such certificates, opinions and other documents as are contemplated hereby.

         3.6.     Adjustments to Purchase Price.

                  3.6.1. Definition of "Net Working Capital." For purposes of this Section 3.6, the term "Net Working Capital" means (i) the aggregate amount of the "Current Assets" (as defined below) of the Company less (ii) the "Current Liabilities" (as defined below) of the Company, both determined as of 11:59 p.m., Hawaiian Standard Time, on the Closing Date after giving effect to the payments described in Section 3.1 and any resulting Tax Benefits. As used herein, the term "Current Assets" means those assets of the Company and each of its Subsidiaries of the type listed on Part I of Exhibit 3.6 hereto, and the term "Current Liabilities" means those liabilities of the Company and each of its Subsidiaries of the type listed on Part II of Exhibit 3.6. The Current Assets and the Current Liabilities will be calculated in accordance with the guidelines (the "Working Capital Guidelines") set forth on Part III of Exhibit 3.6.

                  3.6.2.   Preparation and Delivery of Estimated Closing
Statement.

                           3.6.2.1  Not less than five (5) Business Days prior
to the Closing Date, the Company shall prepare in good faith and deliver to the Buyer, at the sole expense of the Company, an estimated closing statement of the Company as of Closing Date (the "Estimated Closing Statement"), which Estimated Closing Statement shall set forth the proposed estimation of the Current Assets, the Current Liabilities, and the Net Working Capital.

                           3.6.2.2  The Estimated Closing Statement and the
estimated Net Working Capital as of the Closing Date (the "Estimated Net Working Capital") reflected on the Estimated Closing Statement shall be subject to the approval of the Buyer, which approval shall not be unreasonably withheld.

                           3.6.2.3  The parties hereto acknowledge that the
consideration being paid to Sellers pursuant to Section 3.1 is based on the assumption that the Net Working Capital of the Company shall be equal to Forty One Million Nine Hundred Thousand Dollars ($41,900,000) (the "Assumed Net Working Capital"). Accordingly, the parties hereto agree that if the Estimated Net Working Capital is less than the Assumed Net Working Capital (the amount of such shortfall, if any, is hereinafter referred to as the "Estimated Working Capital Deficit"), the Buyer shall deduct from the Cash Equity Amount, on a dollar for dollar basis, the Estimated Working Capital Deficit. If the Estimated Net Working Capital is greater than the Assumed Net Working Capital (the amount of such excess is hereinafter referred to as the "Estimated Working Capital Surplus"), the Buyer shall add to the Cash Equity Amount, on a dollar for dollar basis, the Estimated Working Capital Surplus.

                  3.6.3. Preparation of Proposed Closing Statement. Within one hundred twenty (120) days after the Closing Date, the Buyer shall prepare and deliver to the Sellers' Representatives a closing statement of the Company as of Closing Date (the "Proposed Closing Statement"), which Proposed Closing Statement shall set forth the proposed calculation of the Current Assets, the Current Liabilities, and the Net Working Capital.

                  3.6.4. Examination of Proposed Closing Statement. The Sellers' Representatives shall review the Proposed Closing Statement to confirm the accuracy of the Proposed Closing Statement and of the Buyer's calculation of the Net Working Capital. In connection with such review, the Buyer will provide the Sellers' Representatives and their representatives with reasonable access to appropriate personnel, books, records, documents and other information of the Company. If the Sellers' Representatives fail to give the Buyer written notice of any disputed amounts within fifteen
(15) days after the Sellers' Representatives receive the Proposed Closing Statement (the "Review Period"), then the Proposed Closing Statement shall become the "Final Closing Statement" (as defined below) for purposes hereof. If the Sellers' Representatives give the Buyer written notice of any disputed items within the Review Period, the Sellers' Representatives and the Buyer shall attempt in good faith to agree on any adjustments that should be made to the Proposed Closing Statement in order to reflect the Net Working Capital. If the Sellers' Representatives and the Buyer are unable to resolve any disputed amounts within forty-five (45) days after the Sellers' Representatives receive the Proposed Closing Statement, the Buyer and the Sellers' Representatives shall submit their final calculations of the items in dispute to an arbitrator (the "Arbitrator") who shall be, or shall have previously been, an audit partner in a nationally recognized independent accounting firm and who shall be appointed by agreement of the Buyer and the Sellers' Representatives or, failing such agreement, by the American Arbitration Association (the "AAA") in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the AAA. The Arbitrator shall review such final calculations and make a selection as to which of the final calculations presented to it is, in the aggregate, more accurate. The decision of the Arbitrator shall be made in accordance with the Arbitration Rules and in accordance with the terms of this Agreement, including the procedures set forth on Exhibit 3.6. The decision of the Arbitrator shall be made within thirty (30) days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties. The costs and expenses of the Arbitrator shall be paid by the party whose proposed calculation is not selected by the Arbitrator. The Buyer and the Sellers' Representatives shall make available to the Arbitrator all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Arbitrator. The Proposed Closing Statement shall be revised, if necessary, to reflect the final determination of the Net Working Capital (the final form of the Proposed Closing Statement, including any revisions which are made thereto pursuant to this Section 3.6.4, is referred to herein as the "Final Closing Statement").

                  3.6.5.   Adjustments.

                           3.6.5.1   If the Net Working Capital as reflected on
the Final Closing Statement is less than the Estimated Net Working Capital (the amount of such shortfall, if any, is hereinafter referred to as the "Working Capital Deficit"), the Sellers shall be obligated on a joint and several basis to pay to the Buyer, on a dollar for dollar basis, an amount equal to the Working Capital Deficit (such payment shall be hereinafter referred to as a "Working Capital Payment"). The Working Capital Payment, if any, shall be paid in cash by the Sellers to the Buyer within ten (10) days of the final determination of the Final Closing Statement; provided, however, that if any Working Capital Payment is due to the Buyer pursuant to this Section 3.6.5.1, the Buyer shall first seek to recover up to $2,500,000 of such payment from the Escrow Account pursuant to the terms of the Escrow Agreement. Subject to the foregoing, the Buyer may, at its sole discretion, claim all or any part of any Working Capital Payment due to it from any Seller pursuant to this Section
3.6.5.1 either directly from such Seller or from the Escrow Account pursuant to the terms of the Escrow Agreement or may set off such amount from any Earnout Amount pursuant to the terms of the Earnout Agreement.

                           3.6.5.2   If the Net Working Capital as reflected on
the Final Closing Statement is greater than the Estimated Net Working Capital (the amount of such excess is hereinafter referred to as the "Working Capital Surplus"), the Buyer shall pay the Sellers, on a dollar for dollar basis, pro rata according to each Seller's Seller's Percentage, an amount equal to the Working Capital Surplus (such payment shall be hereinafter referred to as a "Surplus Payment"). The Surplus Payment, if any, shall be paid in cash by the Buyer to the Sellers within ten (10) days of the final determination of the Final Closing Statement.

                           3.6.5.3   The determination of the Working Capital
Payment or the Surplus Payment, as the case may be, shall be made by the Buyer and the Sellers' Representatives immediately following the final determination of the Final Closing Statement. Any amounts required to be paid pursuant to
Section 3.6.5 shall accrue simple interest thereon at a rate of 5% per annum commencing on the Closing Date and continuing to and including the date of payment, and such interest shall be paid together with the adjustment amount being paid.

4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers, solely as to itself, represents and warrants that:

         4.1. Organization and Authority. In the case of a Seller that is not an individual, such Seller is an entity duly formed, legally existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has full power, capacity and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The equity holders of each Seller that is not an individual are set forth on Schedule 4.1. Each Seller that is an individual has caused his spouse to execute a consent in the form attached hereto as Exhibit 4.1.

         4.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other parties hereto, is Enforceable against such Seller.

         4.3. Non-Contravention, etc. Except as set forth on Schedule 4.3, the execution and delivery of this Agreement by such Seller and the consummation by such Seller of the Closing hereunder in accordance with the terms and conditions of this Agreement do not and will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, (a) any provision of the organizational documents of such Seller, if applicable, (b) any Contractual Obligation to which such Seller is a party or by which such Seller is, the Shares to be sold by such Seller hereunder are or the Warrant to be cancelled by such Seller is, bound or (c) any Legal Requirement applicable to such Seller, to the Shares to be sold by such Seller or to the Warrant to be cancelled by such Seller. Assuming expiration or termination of all applicable waiting periods under the HSR Act and except as set forth on Schedule 4.3, no consent or approval is required to be obtained by such Seller in connection with the execution, delivery and performance of this Agreement by such Seller, the sale of the Shares to be sold by such Seller or the cancellation of the Warrant by such Seller, all as contemplated hereby.

         4.4. Title to Securities. Except as set forth on Schedule 4.4, such Seller is the record and beneficial owner of and has good and valid marketable title to the Shares of Common Stock and/or Warrant set forth opposite such Seller's name on Schedule 1, free and clear of any Liens, except as created by the Stockholders Agreement (which Lien shall be terminated at or prior to Closing). Each Seller has the exclusive right, power and authority to vote and transfer the Shares owned by such Seller and/or to cancel the Warrant owned by such Seller. At the Closing, each Seller will transfer and convey, and the Buyer will acquire, good and valid marketable title to the Shares of Common Stock, free and clear of any and all Liens, other than applicable securities laws. At the Closing, the Seller which owns the Warrant will duly cancel the Warrant pursuant to Section 3.5 without any remaining obligation of the Company thereunder.

         4.5. Voting Trusts, etc. Except as set forth on Schedule 4.5, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which such Seller is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of the Company or the Warrant.

         4.6. Brokers, etc. Except as contemplated by Section 5.30, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee from the Company or such Seller in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of such Seller.

         4.7. Amounts Owed to Sellers. Except as set forth on Schedule 4.7, the Company does not owe and is not obligated to pay such Seller any amount and such Seller has no claim of any kind against the Company or any officer or director of the Company.

         4.8.     Investment and Securities Matters.

                  4.8.1. No Registration. Such Seller acknowledges and understands that the (i) issuance of the Oxford Securities will not be registered under the Securities Act, or any other applicable securities laws and
(ii) issuance of the Oxford Securities is intended to be exempt from registration under the Securities Act and any other applicable securities laws by virtue of certain exemptions thereunder, including Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder, and, therefore, the Oxford Securities cannot be resold unless registered under the Securities Act and any other applicable securities laws or unless an exemption from registration is available.

                  4.8.2. Reliance on Representations. Such Seller acknowledges that Buyer and its advisors will rely on the representations and warranties of such Seller contained in this Section 4.8 for purposes of determining whether the issuance of the Oxford Securities is exempt from registration under the Securities Act and any other applicable securities laws.

                  4.8.3. Restricted Securities/Rule 144. Such Seller understands that the Oxford Securities will be characterized as "restricted securities" under the Securities Act. In this connection, such Seller represents that such Seller is familiar with Rule 144 promulgated under the Securities Act and understands that Rule 144 is not presently available with respect to sales of the Oxford Securities.

                  4.8.4. Acquiring For Own Account. Such Seller is acquiring the Oxford Securities solely for his or its own account for investment purposes and not with a view toward any distribution.

                  4.8.5. Review of Reports. Such Seller has reviewed the SEC Reports.

                  4.8.6. Financial Ability. Such Seller (i) has the financial ability to bear the economic risk of the investment in the Oxford Securities,
(ii) has adequate means for providing for his or its current needs and contingencies, (iii) has no need for liquidity with respect to the investment in the Oxford Securities, and (iv) can afford a complete loss of the investment in the Oxford Securities at this time and in the foreseeable future.

                  4.8.7. Knowledge and Experience. Such Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in Oxford Securities and of making an informed investment decision with respect thereto.

                  4.8.8. Tax Consequences. Such Seller understands that the transactions contemplated by this Agreement are not structured to obtain "tax-free" treatment under the Code. Accordingly, such Seller may be required to recognize taxable gain based on the fair market value of the Oxford Securities as of the date received even though it will likely not be permissible to liquidate the Oxford Securities in order to pay such taxes.

                  4.8.9. Accredited Investor. Such Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                  4.8.10. Further Limitations on Dispositions. Without in any way limiting the representations set forth above, such Seller further agrees not to make any disposition of all or any portion of the Oxford Securities unless and until:

                           (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                           (ii) (A) such Seller shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a statement of the circumstances surrounding the proposed disposition and (B) unless waived by the Buyer, the Buyer shall have received an opinion of counsel to the Buyer providing that such disposition will not require registration of such securities under the Securities Act or any other applicable securities laws.

         Notwithstanding any other provision in this Agreement or the Registration Rights Agreement, such Seller agrees not to sell, transfer or otherwise dispose of (a) any of the Oxford Securities issued to such Seller pursuant to Section 3.2 of this Agreement prior to the six month anniversary of the Closing Date and (b) more than one-half of the Oxford Securities issued to such Seller pursuant to Section 3.2 of this Agreement prior to the first anniversary of the Closing Date.

                  4.8.11. Legend. Such Seller acknowledges and agrees that the certificates representing the Oxford Securities shall bear substantially the following legend:

                      The shares represented by this certificate have not been registered under the

                      Securities Act of 1933, as amended (the "Securities Act"), or under any other applicable securities laws in reliance upon various exemptions therefrom. These shares have been acquired for investment and may not be offered for sale, sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, in the absence of (i) an effective registration statement with respect to the shares under the Securities Act or (ii) an opinion of Corporation's counsel to the effect that the transaction by which such shares will be offered for sale, sold, transferred, or otherwise disposed of, is exempt from or otherwise in compliance with the registration requirements of the Securities Act and any other applicable securities laws. The shares represented by this certificate may not be sold, transferred, or otherwise disposed of, nor will any assignee or transferee thereof be recognized by the Corporation as having any interest in such shares, unless such sale, transfer or disposition is otherwise in accordance with the terms of the Stock Purchase Agreement, dated as of April 26, 2003, among Viewpoint International, Inc., the stockholders of Viewpoint International, Inc. and the Corporation.

5. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. The Company represents and warrants that:

         5.1. Organization, Power, Standing and Authority. Each of the Company and its Subsidiaries is a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the states in which each has been organized, and has all requisite power and authority to execute, deliver and perform this Agreement, to own its property, to carry on the Business and to consummate the transactions contemplated hereby. The Company has heretofore made available to the Buyer a true and complete copy of (a) the Charter and By-laws of the Company and the organizational documents of each of its Subsidiaries, (b) the minute books of the Company and each of its Subsidiaries, and (c) the stock ledger and the stock books (or equivalent documents) of the Company and each of its Subsidiaries, each of which is accurate and complete through the date hereof. The Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company, and is in good standing as such, in each jurisdiction where the failure to be so qualified or licensed and in good standing could reasonably be expected to have a Material Adverse Effect.
Schedule 5.1 contains a true and correct list of the jurisdictions in which the Company and each of its Subsidiaries is qualified or licensed to do business as a foreign corporation or limited liability company. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate (or other) action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of the Company, Enforceable against the Company in accordance with its terms.

         5.2.     Capitalization and Investments.

                  5.2.1. As of the date hereof, and as of the Closing Date, the authorized capital stock of the Company consists and will consist of 40,000,000 shares of Class A Common Stock,

675,000 shares of Class B Common Stock and 6,200,000 shares of Class C Common Stock. As of the date hereof, and as of the Closing Date, the total capital stock issued and outstanding of the Company (including a list of the record holders of the outstanding capital stock of the Company and the number of shares held) is, and will be as, set forth on Schedule 1. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, and as of the Closing Date, the Shares shown as outstanding on Schedule 1 hereto constitute, and shall constitute, all of the issued and outstanding shares of capital stock of the Company.

                  5.2.2. Except as set forth on Schedule 5.2, there is no Contractual Obligation, Charter, or By-law provision (including any subscription, option, convertible security, call, put, right, warrant, or other agreement, claim, or commitment of any nature whatsoever) which obligates the Company to issue, purchase or redeem, or make any payment in respect of, any shares of capital stock or other securities convertible into or exchangeable for shares of capital stock or partnership interests or which provides for any stock appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of the Company. Additionally, except as set forth on Schedule 5.2, there are no Distributions that have accrued or been declared but are unpaid on the capital stock or equity of the Company.

                  5.2.3. Except as set forth on Schedule 5.2, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any shares of capital stock of the Company.

                  5.2.4. Schedule 5.2 sets forth a list of each of the Subsidiaries of the Company. Except as set forth on Schedule 5.2, the Company owns all of the capital stock and other equity interests in each such Subsidiary, free and clear of any Liens, restrictions on transfer or restrictions on voting, other than restrictions on transfer imposed by applicable securities laws. All of the issued and outstanding equity interests in the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except as set forth on Schedule 5.2, there is no Contractual Obligation, Charter, or By-law provision (including any subscription, option, convertible security, call, put, right, warrant, or other agreement, claim, or commitment of any nature whatsoever) which obligates any Subsidiary to issue, purchase or redeem, or make any payment in respect of, any shares of capital stock or other securities convertible into or exchangeable for shares of capital stock or partnership interests or which provides for any stock appreciation or similar right or grants any right to share in the equity, income, revenues or cash flow of such Subsidiary. Except as set forth on Schedule 5.2 or with respect to Distributions from wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries of the Company, there are no Distributions that have accrued or been declared but are unpaid on the capital stock or equity of any Subsidiary.

                  5.2.5. Except as set forth on Schedule 5.2, neither the Company nor any of its Subsidiaries has an Investment in any Person that is not a Subsidiary of the Company other than Investments in (a) demand deposit or money market accounts and (b) cash equivalents (i.e., marketable obligations issued or guaranteed by the government of the United States that mature within 180 days of the acquisition thereof or money market funds that invest in securities similar to such United States government securities).

         5.3.     Financial Statements, etc.

                  5.3.1. Financial Information. The Company has heretofore delivered to the Buyer true and complete copies of each of the following:

                           5.3.1.1 The audited consolidated balance sheets of the Company as of March 31, 2000, 2001 and 2002, and the consolidated statements of operations, of stockholders' equity (deficiency), and of cash flow for the respective fiscal years ended March 31, 2000, 2001 and 2002, together with the notes thereto, each accompanied by the audit report of Mahoney Cohen & Co., CPA, P.C. (the "Year End Financials").

                           5.3.1.2 An unaudited financial statement of the Company, consisting of the Interim Balance Sheet and related consolidated statements of operations, of stockholders' equity (deficiency), and of cash flow for the 11 month period ending on February 28, 2003 (collectively, the "Interim Financials" and together with the Year End Financials, the "Financial Statements"). Copies of the Financial Statements are attached to Schedule 5.3.

                  5.3.2. Character of Financial Information. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company. Except as set forth on Schedule 5.3, the Financial Statements (including the notes thereto) were prepared in accordance with GAAP consistently applied throughout the periods specified therein, and are correct and complete and present fairly, in all material respects, the financial position and results of operations of the Company for the periods specified therein, subject in the case of the Interim Financials to an absence of notes and normal year-end adjustments.

                  5.3.3. Offering Memorandum. To the Knowledge of Doug Wood, Ken Kong and Geoff Martin, the Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company beginning on page 64 and ending on page 74 of the Buyer's preliminary offering memorandum relating to the Buyer's offering of notes in connection with the transactions contemplated by this Agreement does not include any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances in which they were made, not misleading.

                  5.3.4. Final Closing Statement. To the Knowledge of the Company, the Final Closing Statement, as finalized in accordance with Section
3.6.4 hereof, shall have been prepared, and shall be accurate and complete, in accordance with the Working Capital Guidelines. For the purposes of this Section 5.3.4, any item in the Final Closing Statement which has been accounted for in accordance with the final decision of the Arbitrator pursuant to Section 3.6.4 shall be deemed to be accurate and complete for purposes of this Agreement.

         5.4. Inventories. Except as set forth on Schedule 5.4 hereto or as otherwise reflected in the Financial Statements, the inventories of the Company
(a) are sufficient for the operation of the Company in the Ordinary Course of Business, (b) consist of items that are good and merchantable within the Company's normal tolerances, (c) conform to the specifications therefor within the Company's normal tolerances, (d) are of a quality and quantity presently usable or saleable in the Ordinary Course of Business (subject to applicable reserves) and
(e) are not obsolete, damaged or defective outside the Company's normal tolerances.

         5.5.     Accounts Receivable; Accounts Payable; Capital Expenditures.

                  5.5.1. The accounts receivable of the Company arose from bona fide transactions in the Ordinary Course of Business, have been executed on terms consistent with the past practice of the Company in all material respects and are reflected properly on the books and records of the Company.

                  5.5.2. The accounts payable of the Company arose from bona fide transactions in the Ordinary Course of Business, have been executed on terms consistent with the past practice of the Company in all material respects, are reflected properly on the books and records of the Company and are valid payables in accordance with GAAP. Except as set forth on Schedule 5.5.2 hereto, none of the accounts payable reflected on the Interim Balance Sheet shall have been outstanding more than the shorter of (a) their scheduled due date in the Ordinary Course of Business or (b) thirty (30) days after the respective invoice date for such account payable.

                  5.5.3. Attached to Schedule 5.5.3(a) hereto is a true and complete copy of the Company's Capital Expenditures budget (the "2003 Capital Expenditures Budget") for April 1, 2002 through March 31, 2003 as well as a true and complete summary of those budgeted Capital Expenditures which were actually incurred by the Company during the period from April 1, 2002 through February 28, 2003. Attached to Schedule 5.5.3(b) hereto is a true and complete copy of the Company's Capital Expenditure budget (the "2004 Capital Expenditures Budget") for each month from April 1, 2003 through March 31, 2004.

         5.6. No Undisclosed Liabilities. Except as set forth on Schedule 5.6, the Company does not have any liabilities or obligations required under GAAP to be reflected on its consolidated balance sheet or in the notes thereto which are not adequately reflected or provided for on the Financial Statements, except liabilities and obligations incurred since the date of the Interim Financials in the Ordinary Course of Business, none of which, either individually or in the aggregate, will have a Material Adverse Effect.

         5.7.     Title to Assets; Sufficiency of Assets.

                  (a) The Company has good and marketable title to or, in the case of property held under lease or any other Contract, a valid and Enforceable (subject to Enforcement Exceptions) right to use, all of the properties, rights and assets reflected on the Reference Balance Sheet (collectively, the "Assets"), except for inventory which has been sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business or as described on Schedule 5.15 hereto. The Assets are not subject to any Lien other than Permitted Liens and Liens described on Schedule 5.7. Except as disclosed on Schedule 5.7, upon payment of the Debt Payoff Amount by the Buyer and application of the Cash Equity Amount as contemplated by Section 3.1, all Liens disclosed on
                  Schedule 5.7 will be released.

                  (b) The tangible Assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. The Assets, together with all other assets used by the Company pursuant to the Contracts, constitute all of the assets and properties necessary to permit the Company to conduct the Business.

         5.8. Licenses, Permits, Compliance with Laws, etc. The Company holds, and Schedule 5.8 sets forth, all material licenses, permits, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business as currently conducted. All such licenses, permits, franchises and other authorizations are current and valid, and neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to a violation under any such license, permit, franchise or other authorization. The operations of the Business as heretofore or currently conducted were not and are not in violation of, nor is the Company in default or violation under, any Legal Requirement. The merchandise imported by the Company (i) has been appraised in all material respects in accordance with section 402 of the Tariff Act of 1930, as amended by the Trade Agreements Act of 1979 (19 U.S.C. Section 1401a), (ii) has been classified in all material respects in accordance with the Harmonized Tariff Schedule of the United States (pursuant to the publication authority of 19 U.S.C. Section 1202), (iii) has not been imported in a manner that is a material violation of 19 U.S.C. Section 1592, and (iv) has been properly entered in all material respects in accordance with 19 U.S.C. Section 1484.

         5.9. Non-Contravention, etc. Neither the execution and delivery of this Agreement nor the consummation by the Company of any of the transactions contemplated hereby does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Charter or By-laws of the Company or (b) except as set forth on Schedule 5.9, (i) a breach or violation under any provision of any Contract of the Company or a "change of control" under any Contract of the Company, (ii) the acceleration of the time for performance of any obligation under any such Contract, (iii) the imposition of any Lien upon or the forfeiture of any asset of the Company (including any such asset held under a lease or license), (iv) a requirement that any consent under, or waiver of, any such Contract, Charter or By-law provision be obtained, or (v) a violation of any Legal Requirement applicable to the Company.

         5.10.    Real Property.

                  5.10.1. Schedule 5.10 sets forth a list of the addresses of each location at which any furniture, fixtures, equipment or inventory is located or where the Company has an office or other place of business.

                  5.10.2. The Company does not and has never owned any real property. Schedule 5.10 lists all contracts for the lease or sublease of real property by the Company currently in effect (the "Leases"). The Company has made available to the Buyer correct and complete copies of the Leases (as amended to date). With respect to each Lease:

                           5.10.2.1 to the Knowledge of the Company, the Lease is Enforceable (subject to Enforcement Exceptions);

                           5.10.2.2 except as set forth on Schedule 5.10, neither the Company nor, to the Knowledge of the Company, any other party to the lease or sublease is in breach or default, and, to the Knowledge of the Company, no event has occurred (including the failure to obtain any consent) which, with notice or lapse of time or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder or impair any right of the Company to exercise and obtain the benefit of any options contained in such Lease;

                           5.10.2.3 with respect to each Lease that is a sublease, the representations and warranties set forth in subsections
         5.10.2.1 through 5.10.2.2 above are true and correct with respect to the underlying Lease;

                           5.10.2.4 to the Knowledge of the Company, all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                           5.10.2.5 to the Knowledge of the Company, all facilities leased or subleased abut on and have direct vehicular access to a public road or have access to a public road via a permanent, irrevocable, appurtenant easement benefiting such facilities; and

                           5.10.2.6 to the Knowledge of the Company, all facilities leased or subleased thereunder are in a good condition and state of repair, ordinary wear and tear excepted.

         5.11. Litigation, etc. Except as set forth on Schedule 5.11, (i) there is no Action pending or, to the Knowledge of the Company, otherwise threatened, against the Company or any property or assets of the Company and
(ii) the Company is not subject to any judgment, decree, writ, injunction or order of any Governmental Authority. The Company has provided the Buyer with complete and correct copies of all material written materials related to each Action set forth on Schedule 5.11.

         5.12.    Intellectual Property Rights.

                  5.12.1. Owned Intangibles. Schedule 5.12(a) lists all Intangibles that are owned by the Company. Except as disclosed on Schedule 5.12(a), (i) the Company possesses all right, title and interest in and to each Intangible listed on Schedule 5.12(a), free and clear of any Lien other than Permitted Liens, (ii) the ownership and uses, as the case may be, by the Company of any Intangibles does not infringe any rights of any third party, (iii) such Intangibles are not subject to any outstanding injunction, judgment, order, decree or ruling, (iv) no Action is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of such Intangibles, (v) there is no license or other Contractual Obligation under which the Company is a licensor with respect to any such Intangible (except as disclosed in Section 12 of Schedule 5.13), (vi) to the Knowledge of the Company, no activity of any third party infringes upon or misappropriates the rights of the Company with respect to any such Intangible,
(vii) to the Knowledge of the Company, all authorized third-party uses are being exercised within the limitations set forth in the respective agreements, (viii) the Company, in connection with any Debt, has not granted to any third party, including Shanghai Commercial Bank, any security interest in any trademark applications, and (ix) to the extent that any Intangible has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (A) has obtained ownership of, or (B) has obtained a license (sufficient for the conduct of the Business as currently conducted and as proposed to be conducted) to use such Intangible.

                  5.12.2. Licensed Intangibles. Schedule 5.12(b) lists all Intangibles not owned by the Company which are used in the Business, other than commercially available computer software programs licensed under "shrink wrap" or other off-the-shelf standard form software licenses, and lists each license or other Contractual Obligation under which any such Intangible is used by the Company (collectively, the "Licenses"). Additionally, to the Knowledge of the Company, (i) the use by the Company of the Intangibles listed on Schedule 5.12(b) does not infringe any rights of any third party, (ii) each License is Enforceable (subject to Enforcement Exceptions) and in full force and effect,
(iii) no party to a License is in breach or default thereof, (iv) the Intangibles underlying each License are not subject to any outstanding injunction, judgment, order, decree or ruling and (v) no activity of any third party infringes upon the rights of the Company with respect to any of the Licenses; and (vi) except as set forth on Schedule 5.12(b), nothing in any of the Licenses listed on Schedule 5.12(b) prohibits the Company from transferring its rights in the Licenses listed on Schedule 5.12(b), or otherwise limits the Company's transfer of such rights.

                  5.12.3. Intangibles Disputes. Except as set forth on Schedule 5.12(c), there is no domestic or foreign action pending, and there is no demand, proceeding, claim, assertion or dispute made or, to the Knowledge of the Company, threatened by any third party which could have the effect of diminishing any right, interest or title of the Company to the Intangibles listed on Schedule 5.12(a). With respect to the items disclosed on Scheduled 5.12(c), the Company has taken, is taking and will take reasonable actions necessary to protect its right, title and interest to each Intangibles owned by the Company.

         5.13. Contracts, etc. Set forth on Schedule 5.13 hereto is a true and complete list of all of the following Contractual Obligations of the Company (collectively, the "Contracts"):

                  5.13.1. all Contractual Obligations involving collective bargaining agreements and other labor agreements, all employment or consulting agreements, termination or severance agreements, change-of-control agreements and all other plans, agreements, arrangements, practices or other Contractual Obligations (other than any Company Employee Plan) respecting the terms and conditions of employment, a consulting arrangement or Compensation or benefits, including post-retirement benefits, to any of the current or former officers, employees, consultants or independent contractors of the Company, except for obligations arising generally in connection with employment at-will relationships;

                  5.13.2. all Contractual Obligations under which the Company is or may become obligated to pay any brokerage, finder's or similar fees or expenses in connection with, or has incurred any severance pay or special Compensation obligations which would become payable by reason of, this Agreement or consummation of the transactions contemplated hereby, other than any such fees payable to Goldman, Sachs & Co;

                  5.13.3. all Contractual Obligations (including options) to sell or otherwise dispose of any assets other than in the Ordinary Course of Business;

                  5.13.4. all Contractual Obligations under which the Company has or will have after the Closing any liability or obligation to or for the benefit of any stockholder, any Affiliate of any stockholder or any other Affiliate of the Company;

                  5.13.5. all Contractual Obligations under which the Company currently has or during the prior two years has had any liability or obligation to or for the benefit of any stockholder, any Affiliate of any stockholder or any other Affiliate of the Company;

                  5.13.6. all Contractual Obligations (other than Leases) under which the Company has any liability or obligation for any Debt (including the Bank Debt and the Senior Subordinated Notes) or constituting a Guarantee of any liability or obligation of any Person, or under which any Person has any liability or obligation constituting a Guarantee of any liability or obligation of the Company (including partnership and joint venture agreements), in each case having a value of at least $100,000 in any year or $1,000,000 in the aggregate;

                  5.13.7. all Contractual Obligations under which the Company is or may become obligated to pay any amount in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of all or substantially all of the assets or securities constituting a line of business of any Person, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

                  5.13.8. all Contractual Obligations for the sale or purchase of products or provision of services by or to the Company (other than ordinary course purchase orders or sales orders) that (i) involve products or services having a value of at least $100,000 in any year or $1,000,000 in the aggregate,
(ii) have a term extending more than one year after the Closing Date, or (iii) to which the United States federal government or any state, local or foreign government or any agency or department of any of the foregoing is a party;

                  5.13.9. all Contractual Obligations relating to advertising having a value of at least $100,000 in any year or $1,000,000 in the aggregate;

                  5.13.10. all Contractual Obligations having a value of at least $100,000 in any year or $1,000,000 in the aggregate under which any tangible personal property is held or used by the Company;

                  5.13.11. all Contractual Obligations having a value of at least $100,000 in any year or $1,000,000 in the aggregate under which the Company is liable as lessor or lessee with respect to any tangible personal property;

                  5.13.12. all Contractual Obligations under which the Company is a licensor or licensee (or a sublicensor or sublicensee) with respect to any Intangibles or otherwise grants or receives any franchise or similar rights having a value of at least $100,000 in any year or $1,000,000 in the aggregate;

                  5.13.13. all Contractual Obligations under which the Company or any employee/designer is or may be prohibited or restricted from competing
(i) in any business, (ii) in any geographic area and/or (iii) for any current or potential wholesale customers anywhere in the world;

                  5.13.14. all Contractual Obligations under which the Company is a joint venturer or partner or under which the Company shares profits, losses, costs, or liabilities with any other Person; and

                  5.13.15. all other Contractual Obligations (other than Leases and ordinary course purchase orders or sales orders and other than Contractual Obligations of the type described in Section 5.13.8) which individually have a value in excess of $100,000 in any year or $1,000,000 in the aggregate.

Except as otherwise noted on Schedule 5.13 hereto, the Company has heretofore made available to the Buyer a true and complete copy of each of the Contracts, or a narrative description of those Contracts that are not in writing. Subject to the Enforcement Exceptions, each Contract is Enforceable by the Company, except for such failures to be so Enforceable as have not had and would not reasonably be expected to have in the aggregate a Material Adverse Effect. Except as set forth on Schedule 5.13 hereto, no breach or default by the Company under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default. To the Knowledge of the Company, except as set forth on Schedule 5.13 hereto, no breach or default by any other Person under any Contract has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default.

         5.14. Debt. The Company does not have any Debt outstanding other than the Bank Debt, the Senior Subordinated Notes, capital leases set forth on
Schedule 5.14 hereto and Guarantees entered into in the Ordinary Course of Business. The Company does not have any Loans outstanding.

         5.15. Change in Condition. From and after the Balance Sheet Date, the Company has conducted its Business only in the Ordinary Course of Business and, except as set forth on Schedule 5.15, has maintained its relationships with wholesale customers, distributors, suppliers, vendors, employees, agents and others consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15, since the Balance Sheet Date the Company has not:

                  5.15.1. (i) entered into any transaction otherwise than on an arms' length basis, (ii) entered into any transaction with any Affiliate, any of its stockholders or any Affiliate thereof, or (iii) made or committed to make any Distributions or any other payments or transfers of assets to any stockholder or Affiliate of the Company other than Compensation paid in the Ordinary Course of Business;

                  5.15.2. incurred or otherwise become liable in respect of any Debt (other than Bank Debt and Guarantees issued in connection with new leases of the Company), except for borrowings and deferred purchase payments in the Ordinary Course of Business that do not exceed $4,000,000 in the aggregate;

                  5.15.3. created or suffered the imposition of any Lien (other than Permitted Liens) upon any assets, whether tangible or intangible, of the Company;

                  5.15.4. (i) sold, leased to others or otherwise disposed of any of its assets other than in the Ordinary Course of Business, (ii) entered into any Contractual Obligation relating to (A) the purchase of any capital stock of or interest in any Person (other than in connection with the formation of any wholly-owned Subsidiaries of the Company), (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) canceled or compromised any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iv) waived or released any right of material value or (v) instituted, settled or agreed to settle any material Action;

                  5.15.5. (i) made any changes in the rate of Compensation of any director, officer, employee, or consultant to, or agent of the Company, except for changes in the Ordinary Course of Business to the Compensation of Persons other than directors, officers and Affiliates of the Company, or (ii) paid or agreed to pay any Compensation in connection with the transactions contemplated hereby;

                  5.15.6. suffered any material damage, destruction or loss (whether or not covered by insurance) to any of its assets, whether tangible or intangible;

                  5.15.7. made any change in its customary methods of accounting or accounting practices, pricing policies or payment or credit practices, or granted any extensions of credit other than in the Ordinary Course of Business;

                  5.15.8. made any change in the Company's cash management, including with respect to payment of Debt, collection of receivables, payment of payables or maintenance of working capital levels;

                  5.15.9. adopted, amended or terminated any Company Employee Plan;

                  5.15.10. except in the Ordinary Course of Business, sold any material amount of product of the Company or its Subsidiaries (i) with payment terms longer than terms customarily offered by the Company or its Subsidiaries for such product, (ii) at a discount from the listed price materially differing from any discounts customarily offered by the Company or its Subsidiaries for such product, or (iii) with shipment terms materially differing from the shipment terms customarily offered by the Company or its Subsidiaries for such product;

                  5.15.11. entered into any Contractual Obligation to do any of the things referred to in clauses 5.15.1 through 5.15.10 above;

                  5.15.12. otherwise taken any action of the type described in
Section 7.2 which, if such action were to occur after the date hereof, would be in violation of such Section; or

                  5.15.13. suffered or incurred any Material Adverse Effect, nor any event or events which in the aggregate would reasonably be expected to have a Material Adverse Effect.

         5.16. Insurance. Set forth on Schedule 5.16 is a list of all liability (including public liability, products liability and automobile liability), workers' compensation, property, casualty, directors and officers, errors and omissions and other policies by which the Company has been insured since March 31, 2002 (the "Insurance Policies"), copies of which have been made available to the Buyer. All premiums for such policies have been timely paid, such policies are in full force and effect and there has been no threatened termination or modification of any such policy. The Company is not in default under any such policy and no event has occurred which with notice or lapse of time, or both, would permit termination or modification of any such policy. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured, limit of liability and deductible.

         5.17.    Tax Matters. Except as set forth on Schedule 5.17:

                  5.17.1. all income Tax returns and other material Tax Returns that are required to have been filed by or with respect to the Company and each Subsidiary have been duly and timely filed; all such Tax Returns were correct and complete in all material respects; no written claim has been made and, to the Knowledge of the Company, no other claim has been made by any taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

                  5.17.2. all Taxes shown as due and payable on any Tax Return in respect of the Company and each Subsidiary have been paid in full;

                  5.17.3. the unpaid Taxes of the Company and each Subsidiary did not, as of the date of the Balance Sheet Date, exceed the reserve for Taxes on the Reference Balance Sheet.

                  5.17.4. no Tax Return referred to in Section 5.17.1 is currently or has been (for a period with respect to which the statute of limitations has not expired) the subject of examination or audit by the Internal Revenue Service ("IRS") or the appropriate state, local or foreign taxing authority;

                  5.17.5. no deficiencies have been asserted in writing, and, to the Knowledge of the Company, no other deficiencies have been asserted or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 5.17.1 by the IRS and/or a state, local or foreign taxing authority;

                  5.17.6. there is no action, suit, proceeding, claim, deficiency or assessment pending (or, to the Knowledge of the Company, threatened) with respect to any Taxes of the Company or any Subsidiary, and there are no Liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax other than for current Taxes not yet due and payable;

                  5.17.7. no waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of the Company or any Subsidiary, and the Company and the Subsidiaries are not currently a party to any agreement extending the time with respect to a Tax assessment or deficiency;

                  5.17.8. no powers of attorney with respect to Taxes of the Company or any Subsidiary are currently in force;

                  5.17.9. the Company does not have any equity interest in another entity (other than the Subsidiaries and the Paradise Shoe Company, LLC) that is classified for tax purposes as a corporation or partnership;

                  5.17.10. none of the Company and the Subsidiaries has any liability for the Taxes of any Person (other than members of the affiliated group of corporations of which the Company is the parent) under Treas. Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and is not a party to or bound by any Contractual Obligation relating to any allocation or sharing of Taxes;

                  5.17.11. the Company has made available to the Buyer true and complete copies of all material income Tax Returns filed by it or a Subsidiary with taxing authorities for tax periods ending on or after March 31, 1999 and all requests for extensions or waivers and notices or claims given or received with respect thereto;

                  5.17.12. no consent to the application of Section 341(f) of the Code has been made by or on behalf of the Company or any Subsidiary with regard to any assets or property held, acquired or to be acquired by the Company or a Subsidiary;

                  5.17.13. the Company is not as of the Closing, and has not been during the five-year period ending on the Closing Date, a United States real property holding corporation, and none of the securities issued by the Company pursuant to this transaction either constitute United States real property interest or are being issued in exchange for United States real property interest, in each case as determined under Section 897 of the Code;

                  5.17.14. each of the Company and the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party;

                  5.17.15. none of the Company and the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under any circumstances could obligate it to make any payments the deductibility of which could be limited under Section 280G of the Code;

                  5.17.16. none of the Company and the Subsidiaries has engaged in a transaction within the six-year period ending on the date of this Agreement that, if such transaction were entered into on or after February 28, 2003, would constitute a "listed transaction", a "transaction with contractual protection," a "loss transaction," a "transaction involving a brief asset holding period," or, except for transactions disclosed on the Tax Returns made available to Buyer pursuant to Section 5.17.11, a "transaction with a significant book-tax difference," all within the meaning of Treasury Regulation Section 1.6011-4(b).

                  5.17.17. the accounting methods used by the Company and the Subsidiaries in computing their tax liabilities have at all times complied with
Section 446 of the Code and the Treasury Regulations thereunder.

         5.18.    Employee Benefit Plans.

                  5.18.1. Disclosure. Set forth on Schedule 5.18(a) is a list of all Employee Plans currently sponsored, maintained or contributed to by the Company (each a "Company Employee Plan") identifying each Company Employee Plan and whether any Company Employee Plan is intended to be "qualified" under
Section 401(a) of the Code or to constitute a Voluntary Employees Beneficiary Association under Section 501(a)(9) of the Code. With respect to each Company Employee Plan and each Employee Plan sponsored, maintained, or contributed to by the Company within the six (6) year period ending on the Closing Date, the Company has used its reasonable best efforts to make available, and to the Company's Knowledge has made available to the Buyer true and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the Employee Plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material Employee Plan terms; (iii) where applicable, any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements, and investment management or investment advisory agreements; (iv) any summary Employee Plan descriptions, employee handbooks or similar employee communications; (v) in the case of any Employee Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter, if any, from the IRS and, a copy of any request for such a determination and nondiscrimination and coverage tests for the past six plan years; (vi) in the case of any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code, the IRS letter determining that it so qualifies; and
(vii) in the case of any Employee Plan for which Forms 5500 are required to be filed, the six most recently filed Forms 5500, with schedules attached.

                  5.18.2. No Defined Benefit Pension Plans. None of the Company nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has within the six years preceding the date hereof maintained or been required to contribute to any Employee Plan subject to Title IV of ERISA.

                  5.18.3. Employee Plan Qualification; Employee Plan Administration; Certain Taxes and Penalties. Except as previously disclosed to Buyer or as set forth on Schedule 5.18(a), (i) each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified,
(ii) each Company Employee Plan and each other Employee Plan sponsored, maintained or contributed to by the Company within the six year period ending on the Closing Date, including any associated trust or fund, has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with ERISA, the Code and other applicable Legal Requirements and (iii) the Company has not incurred, nor is it reasonably expected to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Company Employee Plan (including any former Company Employee Plan) or any Employee Plan sponsored or maintained at any time by any ERISA Affiliate (other than to pay premiums, contributions or benefits in the ordinary course). Each Pension Plan that permits participants to direct the investments thereof, if any, is intended to constitute an "ERISA
Section 404(c) Plan" within the meaning of Department of Labor Regulation
Section 1.404(c)-1. The Company's records accurately reflect the employment or service histories of its employees, independent contractors, contingent workers and leased employees, including their hours of service for the period beginning January 1, 2000 through the date hereof and all such records are maintained in a usable form. The assets of each Company Employee Plan are reported at their fair market value on the financial statements of each such plan.

                  5.18.4. All Contributions and Claims and Premiums Paid. Except as previously disclosed to Buyer or as set forth on Schedule 5.18(a), (i) all required contributions, assessments and premium payments required to be made by the Company on account of each Company Employee Plan have been made in a timely fashion in accordance with ERISA, the Code and other applicable Legal Requirements, (ii) there are no existing (or, to the Knowledge of the Company, threatened) lawsuits, claims or other controversies relating to a Company Employee Plan, other than routine claims for information or benefits in the normal course, (iii) no Company Employee Plan is or within the last six calendar years has been the subject of examination, audit, investigation or other proceeding by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program or is any such examination, audit, investigation, compliance or other proceeding pending or, to the Knowledge of the Company, threatened, and (iv) to the Knowledge of the Company, there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any situation referred to in (ii) or (iii). Contributions or premiums will be paid or accrued by the Company for the period up to the Closing even though not otherwise required to be made until a later date.

                  5.18.5. Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, no Company Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment. Each welfare benefit trust or fund that constitutes or is associated with a Company Employee Plan and that is intended to be exempt from federal income tax under Section 501(c)(9) of the Code is so exempt. No Company Employee Plan or is or was a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA).

                  5.18.6. Deferred Compensation Plans. Schedule 5.18(b) sets forth (i) a list of each Company Employee Plan or former Company Employee Plan that is a deferred compensation plan ("Company Deferred Compensation Plans"),
(ii) a list of the name of each employee of the Company and the amounts payable to such employee as of March 31, 2003 under each Company Deferred Compensation Plan and (iii) the balance, as of March 31, 2003 of all amounts held in the rabbi trust established to fund the Company's obligations under the Company Deferred Compensation Plans. Schedule 5.18(b) has been certified as true and complete by the administrator of the Company Deferred Compensation Plans.

         5.19. Environmental Matters. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company in respect of (a) noncompliance by the Company with any Environmental Law or (b) release into the environment of any pollutant, contaminant or toxic or hazardous material, substance or waste, whether solid, liquid or gas, (each, a "Hazardous Substance") on, at or from any property presently or formerly occupied or operated by the Company. Except as set forth on Schedule 5.19, there has been no release or threatened release of Hazardous Substances on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company. Except as set forth on Schedule 5.19, there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local "superfund" site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States. Except as set forth on Schedule 5.19, there are no underground storage tanks located on, no polychlorinated biphenyls ("PCBs") or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in quantities that are used by the Company in the Ordinary Course of Business.
Schedule 5.19 lists all environmental audits, inspections, assessments or similar reports in the Company's possession or of which the Company has Knowledge relating to the Company or any predecessor.

         5.20. Labor Relations. The Company is not a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees; the Company is not currently engaged in any labor negotiation; the Company has not engaged in any unfair labor practice, and, except as set forth on Schedule 5.20, there is no pending or, to the Knowledge of the Company, threatened complaint regarding any alleged unfair labor practices; there is no strike, labor dispute, work slow down or stoppage pending or, to the Knowledge of the Company, threatened against the Company; there is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or, to the Knowledge of the Company, threatened against the Company; the Company has not experienced any material work stoppage; and the Company is not the subject of any union organization effort. To the Knowledge of the Company, goods produced on the Company's behalf by contract manufacturers have been produced in compliance with all labor laws in the host country, including those related to minimum working age and the payment of wages and benefits. To the Knowledge of the Company, no goods produced on the Company's behalf have been produced using forced or prison labor.

         5.21.    Officers, Directors and Employees. Schedule 5.21 sets forth:
(a) the name, title and total Compensation of each officer of the Company; and
(b) the name, title and total Compensation of each other employee, consultant, agent or other representative of the Company whose total Compensation for the calendar year 2002 exceeded or whose current or committed annual rate of Compensation (including bonuses and commissions) exceeds $250,000. Except as contemplated by this Agreement, none of such persons has stated orally or in writing to the Company that he or she is planning to terminate such person's employment or service relationship with the Company. Schedule 5.21 also sets forth the name of each director of the Company.

         5.22. Customers and Suppliers. Schedule 5.22 contains a complete and accurate list of the ten largest, in terms of volume, distributors, wholesale customers, vendors and suppliers of the Company and its Subsidiaries. To the Knowledge of the Company, no event has occurred that could adversely affect the relations of the Company and its Subsidiaries with any material distributor, wholesale customer, vendor or supplier. Except as set forth on
Schedule 5.22, no distributor, wholesale customer, vendor or supplier (or former distributor, wholesale customer, vendor or supplier) during the prior eighteen
(18) months has canceled, terminated or made any threat in writing or, to the Knowledge of the Company, in any other manner to cancel or otherwise terminate, any of its contracts, agreements or other arrangements with the Company or any of its Subsidiaries or to decrease its usage or supply of the products or services of or to the Company or its Subsidiaries. No significant vendor (or group of vendors which in the aggregate is significant) of the Business has given the Company notice or has taken any other action which has given the Company any reason to believe that such vendor (or group of vendors) will cease to supply or adversely change its price or terms to the Company of products or services. The Company does not have any Knowledge to the effect that any current distributor, wholesale customer, vendor or supplier may terminate or materially alter its business relations with the Company or its Subsidiaries, either as a result of the transactions contemplated hereby or otherwise. The Company has timely paid all trade accounts to vendors and suppliers as they come due and in accordance with their terms.

         5.23. No Governmental Consent or Approval Required. Except as disclosed on Schedule 5.23 and except for (a) filings required by the HSR Act or
(b) any authorizations, consents, approvals, permits, filings or notifications as shall have been obtained or made at or prior to Closing, no authorization, consent, approval or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of the Company is required for or in connection with the authorization, execution, delivery and performance by the Sellers or Company of their respective obligations under this Agreement.

         5.24. Books and Records. The books and all corporate records (including minute books and stock record books) and financial records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with applicable Legal Requirements.

         5.25.    Acceleration, Etc. of Certain Payments. Except as set forth on
Schedule 5.25, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer, employee or independent contractor of the Company.

         5.26. Nondisclosed Payments. Since July 23, 1992, neither the Company nor any director, officer, or employee of the Company, or, to the Knowledge of the Company, any other Person associated with or acting for or on behalf of the Company, has in violation of any Legal Requirement directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other similar payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         5.27. Unsanctioned Boycotts; Transactions in Certain Countries. Neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has, since the inception of its business, through the Company (a) taken any action in furtherance of any boycott not sanctioned by the United States of America; or (b) entered into any contract or agreement to conduct any transaction with any Governmental Authority, agent, representative or resident of, or any Person based or resident in, any of the following countries:
Afghanistan; Angola (UNITA); Burma (Myanmar); Cuba; Iran; Iraq; Libya; North Korea; Sudan; Syria; and the Federal Republic of Yugoslavia (Serbia and Montenegro).

         5.28. Product and Service Warranties; Product Liability. Except as set forth in Schedule 5.28, neither the Company nor any of its Subsidiaries makes any express warranties or guaranties on its own behalf as to goods sold or services provided by the Company or any of its Subsidiaries, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty.

         5.29. Disclosure. No representation, warranty, or covenant made by the Sellers or the Company in this Agreement (including the Schedules hereto) contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

         5.30. Financial Advisory, Finder's or Broker's Fees. No financial advisor, finder agent or similar intermediary other than Goldman, Sachs & Co. has acted on behalf of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Sellers or the Company or on any action taken by the Sellers or the Company other than fees and commissions that will be paid to Goldman, Sachs & Co. pursuant to
Section 3.1.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants that:

         6.1.     Corporate Matters, etc.

                  6.1.1. Organization, Power and Standing of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority, corporate and otherwise, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  6.1.2. Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, is Enforceable against, the Buyer.

                  6.1.3. Non-Contravention, etc. The execution, delivery and performance of this Agreement by the Buyer and the consummation by the Buyer of the Closing hereunder in accordance with the terms and conditions of this Agreement does not and will not conflict with or result in the breach of any terms or provisions of, or constitute a default under, any

Contractual Obligation or the Charter or By-laws of the Buyer or a breach of any Legal Requirement applicable to the Buyer. Assuming expiration or termination of all applicable waiting periods under the HSR Act, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for items which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date and (b) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording, would not adversely affect the Buyer's ability to consummate the Closing hereunder in accordance with the terms and conditions of this Agreement and would not prevent the Buyer from performing in all material respects any of its other obligations under this Agreement.

         6.2. Financial Condition, etc. The Buyer has received (i) a commitment letter (the "Credit Facility Commitment Letter") and engagement letter (the "Credit Facility Engagement Letter"), each dated as of April 26, 2003, from SunTrust Bank ("SunTrust") and Merrill Lynch Capital ("Merrill Lynch"), pursuant to which SunTrust and Merrill Lynch have committed, subject to the terms and conditions set forth therein, to provide the Buyer at Closing debt financing in connection with the transactions contemplated by this Agreement (the "Credit Facility Financing") and (ii) a commitment letter (the "Bridge Commitment Letter"), dated as of April 26, 2003, from SunTrust and Merrill Lynch, pursuant to which SunTrust and Merrill Lynch have committed, subject to the terms and conditions set forth therein, to provide the Buyer at Closing bridge financing in connection with the transactions contemplated by this Agreement (the "Bridge Financing"). A true and complete copy of the Credit Facility Commitment Letter, the Credit Facility Engagement Letter and the Bridge Commitment Letter have been furnished to the Company. Upon receipt of the funds to be advanced pursuant to the Credit Facility Financing and the Bridge Financing, the Buyer will have funds in an amount sufficient to pay the Cash Equity Amount. The Buyer shall use its commercially reasonable efforts (a) to sell $175,000,000 in principal amount of notes (the "Notes") (as contemplated by the Bridge Commitment Letter) as soon as possible following the date hereof, and if the Notes have not been sold by June 3, 2003, to borrow $175,000,000 from SunTrust and/or Merrill Lynch as contemplated by the Bridge Commitment Letter as soon as possible thereafter, and (b) to borrow up to $295,000,000 (or as much thereof as shall be necessary, when combined with other funds available to the Buyer, to close the transactions contemplated hereunder) from SunTrust and/or Merrill Lynch (and other participating lenders) as contemplated by the Credit Facility Commitment Letter as soon as possible following the date hereof.

         6.3. Investment Intent. The Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof. The Buyer can bear the risk of loss of the entire value of its purchase of the Shares. The Buyer acknowledges that the Shares have not been registered or qualified under any federal or state securities laws, and may not be offered, sold, transferred, pledged, hypothecated or otherwise assigned unless they are registered under the Securities Act, and any applicable "Blue Sky" laws of any state or an exemption from such registration is available. The Buyer has been provided access to such information and documents regarding the Company as it has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement and the Shares.

         6.4. Investigation; No Additional Representations; No Reliance, etc. The Buyer acknowledges that neither the Sellers nor the Company or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, have made nor shall any of them be deemed to have made, nor has the Buyer relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Company, the Business or the transactions contemplated by this Agreement, other than those explicitly set forth herein. The Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Company, (b) has been furnished with or given adequate access to such information about the Business and the Company as it has requested and (c) to the extent it has deemed appropriate, has addressed in this Agreement, or the agreements contemplated hereby, any matters arising out of its investigation and the information provided to it.

         6.5. Litigation. There is no Action pending or threatened in writing (a) against the Buyer or any of its Affiliates which has had or would reasonably be expected to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement or (b) which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby

         6.6. Brokers, etc. Except for fees payable to the Buyer's financial advisors, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement based upon agreements or arrangements made by or on behalf of the Buyer or any of its Affiliates.

         6.7. Oxford Securities. The Oxford Securities will be, when issued in accordance with this Agreement or the Earnout Agreement, duly authorized, validly issued, fully paid, and nonassessable and will not be issued in violation of any preemptive rights.

         6.8. Reports, Financial Statements and SEC Reports. The Buyer has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements, and other documents required to be filed by it with the United States Securities and Exchange Commission (the "SEC") since January 1, 2000 (collectively, including all exhibits thereto, the "SEC Reports"). The Buyer has previously furnished or made available to the Sellers complete and accurate copies, as amended or supplemented, of the SEC Reports. As of their respective dates, none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Buyer and its wholly owned subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments. All of such SEC Reports, as of their

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

respective dates (and as of the date of any amendment to the respective SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder.

         6.9. Other Information. The Buyer has heretofore delivered to the Sellers true and complete copies of Buyer's consolidated statements of operations, of stockholders' equity (deficiency), and of cash flow for the nine month period ended February 28, 2003 (the "Unaudited Buyer Financial Information"). The Unaudited Buyer Financial Information has been prepared from, and is in accordance with, the books and records of the Buyer, was prepared in accordance with GAAP consistently applied throughout the periods specified therein, and is correct and complete and presents fairly, in all material respects, the financial position and results of operations of the Buyer and its Subsidiaries for the periods specified therein, subject to the absence of notes and normal year end adjustments. The Buyer makes no representation or warranty with respect to any financial projection or other forward looking statement contained in any information provided or disclosed to the Sellers.

         6.10. Final Closing Statement. To the Knowledge of the Buyer, the Final Closing Statement, as finalized in accordance with Section 3.6.4 hereof, shall have been prepared, and shall be accurate and complete, in accordance with the Working Capital Guidelines. For the purposes of this Section 6.10, any item in the Final Closing Statement which has been accounted for in accordance with the final decision of the Arbitrator pursuant to Section 3.6.4 shall be deemed to be accurate and complete for purposes of this Agreement.

7.       CERTAIN AGREEMENTS OF THE PARTIES.

         7.1. Payment of Transfer Taxes and Other Charges. The Buyer and Sellers shall be equally responsible for and shall jointly pay all stock transfer taxes, real property transfer taxes, sales taxes, documentary stamp taxes, recording charges and other similar Taxes (exclusive of any Taxes based on income), if any, arising in connection with the transactions contemplated by this Agreement. Each of the parties hereto shall prepare and file, and shall fully cooperate with each other party with respect to the preparation and filing of, any Tax Returns and other filings relating to any such Taxes or charges as may be required.

         7.2. Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 12 or the Closing Date, unless the Buyer shall otherwise agree and except as otherwise permitted or required by this Agreement, the Company will (A) conduct the Business in the Ordinary Course of Business and substantially in the same manner as presently operated and use reasonable commercial efforts to maintain the value of the Business as a going concern, (B) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Authority and promptly pay or cause to be paid when due all taxes, assessments, and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings and (C) manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other Debts as they become due and in accordance with their terms. Except as set forth on Schedule 7.2, from the date hereof and prior to the Closing Date, the Company shall not, without the prior written consent of Buyer, which will not be unreasonably withheld or delayed:

                  7.2.1. enter into any transactions with any Seller or any other Affiliate of the Company (other than as contemplated by this Agreement and transactions in the Ordinary Course of Business by the Company);

                  7.2.2. make any changes in the rate of Compensation of any director, officer, employee or agent of, or consultant to, the Company, except for changes in the Ordinary Course of Business to the Compensation of Persons other than directors, officers and Affiliates of the Company; provided, however, that the Company may pay cash bonuses to the employees identified on Schedule
7.2 in the amounts specified therein immediately prior to, and in connection with, the Closing.

                  7.2.3.   incur any Debt except (i) capital leases listed on
Schedule 5.10 or capital leases which individually have a value of less than $100,000 in any year or $1,000,000 in the aggregate, (ii) Guarantees issued in connection with new leases of the Company and (iii) related to the Bank Debt and the Senior Subordinated Notes, in each case, which is incurred in the Ordinary Course of Business;

                  7.2.4. amend the Charter or By-laws of the Company or sell, lease or otherwise dispose of any material assets except (i) for sales or other dispositions of inventory or excess equipment in the Ordinary Course of Business and (ii) as may otherwise be permitted by the terms of this Agreement;

                  7.2.5. (i) sell, lease to others or otherwise dispose of any of its assets other than in the Ordinary Course of Business, (ii) enter into any Contractual Obligation relating to (A) the purchase of any capital stock of or interest in any Person (other than in connection with the formation of any wholly-owned Subsidiaries of the Company), (B) the purchase of assets constituting a business or (C) any merger, consolidation or other business combination, (iii) cancel or compromise any Debt or claim (other than compromises of accounts receivable in the Ordinary Course of Business), (iv) waive or release any right of material value or (v) institute, settle or agree to settle any material Action;

                  7.2.6. incur Liens, except for Permitted Liens and Liens securing Debt permitted by Section 7.2.3;

                  7.2.7. make any change in the Company's customary methods of accounting or accounting practices, pricing policies or payment or credit practices, or grant any extensions of credit other than in the Ordinary Course of Business;

                  7.2.8. make any change in the Company's cash management, including with respect to payment of Debt, collection of receivables, payment of payables or maintenance of working capital levels; provided, however, that nothing herein shall prevent the Company from making any payments in respect of the Bank Debt and the Senior Subordinated Notes;

                  7.2.9. declare, set aside, or pay any dividend or make any Distribution with respect to its capital stock or the Warrant or redeem, purchase, or otherwise acquire any of its capital stock;

                  7.2.10. cancel or reduce the benefits under any of the Insurance Policies (other than changes made in benefits in the Ordinary Course of Business in connection with the renewals of Insurance Policies);

                  7.2.11. incur any Capital Expenditures other than in accordance with the 2004 Capital Expenditures Budget and other than Capital Expenditures less than $100,000 individually or $1,000,000 in the aggregate;

                  7.2.12. enter into any lease or sublease of real property except as set forth on Schedule 7.2; or

                  7.2.13. enter into any Contractual Obligation to do any of the actions referred to in this Section 7.2.

         7.3. Preparation for Closing. The Buyer on the one hand and the Company and the Sellers on the other hand will each use all commercially reasonable efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other set forth in this Agreement, subject to the following:

                  7.3.1. Regulatory Compliance. Promptly upon execution and delivery of this Agreement, each of the Buyer and the Company will use their commercially reasonable efforts to prepare and file as promptly as possible, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, supply all information requested by Governmental Authorities in connection with the HSR Act notification and cooperate with each other in responding to any such request. The Buyer shall be solely responsible for all filing fees required to be paid in connection therewith. The parties will use their respective commercially reasonable efforts and will cooperate fully with one another to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, orders, permits or other consents of any applicable Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act. The parties will use their respective commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any applicable antitrust laws. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by a party to consummate the transactions contemplated by this Agreement,
(i) no party nor any Affiliate of any party is required to become subject to any requirement or condition that it divest or "hold separate" any assets or businesses or any similar transaction or restriction, (ii) no party nor any Affiliate of any party is required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of such party or any of its Affiliates and (iii) no party nor any Affiliate of any party is required to litigate or otherwise contest in any judicial proceeding any adverse determination by any Governmental Authority with respect to this Agreement or the transactions contemplated by this Agreement.

                  7.3.2. Consents, etc. Prior to the Closing Date, upon the Buyer's written request and at the Company's expense, the Company shall use its commercially reasonable efforts (but the Sellers shall have no obligation to pay any fees or incur any expenses) to assist the Buyer in securing such written consents or waivers under or with respect to the Contracts that the Buyer reasonably requests in connection with the consummation of the transactions contemplated by this Agreement, including written consents or waivers under or with respect to the Contracts set forth on Schedule 7.3.2.

         7.4. Further Assurances. Each party, upon the request from time to time of any other party hereto after the Closing, and at the expense of the requesting party but without further consideration, will take such actions as may be necessary or reasonably requested to consummate the transactions contemplated hereby in an orderly fashion.

         7.5. Access to Properties and Records; Access to Customers, Supplier, and Vendors. Subject to the provisions of Section 13.7, the Company will permit the Buyer and its appropriate representatives to have reasonable access, prior to the Closing Date, to the wholesale customers, employees, properties and books and records of the Company, during normal working hours and upon reasonable notice, to familiarize itself with the Company's respective wholesale customers, properties, business and operating and financial conditions; provided, however, that the Buyer and its representatives shall not unreasonably disrupt the personnel and operations of the Company.

         7.6. Stockholders Agreement. The Company and each of the Sellers hereby agree to take all actions necessary to cause the Stockholders Agreement to terminate as of the Closing Date (except for the indemnification provisions set forth therein, which shall continue in full force and effect after the Closing) and to thereafter be of no further force and effect. The Sellers shall deliver written evidence reasonably satisfactory to the Buyer of such termination. Notwithstanding any provision in this Agreement or the Stockholders Agreement, no provision in the Stockholders Agreement shall limit in any way the rights of any Buyer Indemnitee or the obligation of any Seller pursuant to
Article 10 of this Agreement.

         7.7. Sellers' Representatives. Without any further act of the Sellers and unless otherwise specified herein, David J. Oddi and S. Anthony Margolis (acting jointly and not separately) are hereby constituted and appointed by the Sellers as the representatives of the Sellers (the "Sellers' Representatives") to act as agents for and on behalf of the Sellers, to give and receive notices and communications, to agree to, negotiate or enter into any settlement, compromise or submission to arbitration of any claim hereunder, or the determination of any other matter requiring consent or approval of the Sellers or their assigns pursuant to this Agreement, the Earnout Agreement, the Escrow Agreement, the Registration Rights Agreement or any other agreement entered into in connection with the transactions contemplated by this Agreement. Unless otherwise specified herein, the Buyer and the Company shall be fully authorized to act on the joint written consent or approval of the Sellers' Representatives. The identity of the Sellers' Representatives may be changed by the Required Sellers from time to time.

         7.8. Real Property Holding Corporation Certificate. The Company shall provide the Sellers with a certificate pursuant to Treas. Reg. Sections 1.897-2(h) and 1.1445-2(c)(3) (in a form reasonably satisfactory to the Sellers) to the effect that the Company is not, and has not been at any time during the previous five years, a United States real property holding corporation within the meaning of Section 897 of the Code. The certificate shall be signed by a duly authorized officer of the Company under penalties of perjury and dated as of the Closing Date. In connection with such certification, the Company shall comply with the notification requirements of Treas. Reg. Section 1.897-2(h)(2). The Sellers shall provide such certificate to the Buyer in order for the Buyer not to withhold tax from the sales proceeds under Section 897 and Section 1445 of the Code.

         7.9. Indemnification of Directors, Officers and Employees. The parties agree that (a) at the Closing, the Buyer shall pay to the Company (or to a third party at the direction of the Company) pursuant to Section 3.1(iii) an amount sufficient to enable the Company to purchase "tail" coverage for a period of six years under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date, and (b) following the Closing, the Company shall, and the Buyer shall cause the Company to, ensure that no change will be made to the Company's Charter or By-laws that would adversely affect any director's or officer's right to indemnification under the Delaware General Corporation Law or otherwise with respect to any periods prior to the Closing. This Section 7.9 shall be for the benefit of, and shall be enforceable by, the individuals who were directors, officers and employees of the Company prior to the Closing Date, and their respective heirs and estates. Notwithstanding any provision in this Agreement or the insurance policies contemplated by this
Section 7.9, no provision or indemnification right in such insurance policies shall limit in any way the right of any Buyer Indemnitee or the obligation of any Seller pursuant to Article 10 of this Agreement.

         7.10.    Tax Matters.

                  7.10.1. Tax Periods Ending on or Before the Closing Date. Subject to Section 7.10.3, the Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company and the Subsidiaries for all periods ending on or prior to the Closing Date which are due to be filed after the Closing Date. The Sellers shall reimburse the Buyer, on a pro rata basis according to each Seller's Seller's Percentage, for Taxes of the Company and the Subsidiaries with respect to such periods reflected on a Final Tax Return (as defined below) to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Statement. The Sellers shall make such reimbursement within fifteen (15) days after the later to occur of (a) the date an applicable Final Tax Return becomes final pursuant to Section 7.10.3 hereof, or (b) the date the Final Closing Statement becomes final pursuant to Section 3.6.4 hereof. All Tax Returns will be prepared in a manner reasonably consistent with prior practice of the Company and the Subsidiaries, to the extent such prior practices are in compliance with all applicable Legal Requirements.

                  7.10.2. Tax Periods Beginning Before and Ending After the Closing Date. Subject to Section 7.10.3, the Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Sellers shall pay to the Buyer, on a pro rata basis according to each Seller's Seller's Percentage, an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date reflected on a Final Tax Return to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Statement. The Sellers shall make such reimbursement within fifteen (15) days after the later to occur of (a) the date an applicable Final Tax Return becomes final pursuant to Section 7.10.3 hereof, or (b) the date the Final Closing Statement becomes final pursuant to Section
3.6.4 hereof. For purposes of this Section 7.10.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall
(x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and the Subsidiaries.

                  7.10.3. Tax Returns. Not less than sixty (60) days prior to the due date (including extensions) of any Tax Return to be filed by the Buyer pursuant to Section 7.10.1 or 7.10.2, the Buyer shall deliver to the Sellers' Representatives a copy of such Tax Return (a "Proposed Tax Return") for their review and comment. The Sellers' Representatives shall have fifteen (15) days after the date of receipt of the Proposed Tax Return (the "Tax Review Period") to give the Buyer written notice of any disputed amounts or positions (each a "Tax Item") with respect to such return. If the Sellers' Representatives fail to give written notice of any disputed Tax Item with respect to a Proposed Tax Return during the Tax Review Period, then the Proposed Tax Return shall become a Final Tax Return (as defined below) for purposes hereof. If the Sellers' Representatives give the Buyer written notice of any disputed Tax Item within the Review Period, the Sellers' Representatives and the Buyer shall attempt in good faith to agree on any adjustments that should be made to the Proposed Tax Return. If the Sellers' Representatives and the Buyer are unable to resolve any disputed Tax Item within twenty (20) days after the Sellers' Representatives receive the Proposed Tax Return, the Buyer and the Sellers' Representatives shall submit (as soon as practicable, but in any event, within two (2) days of the end of such 20 day period) their final calculations of the Tax Item in dispute to an arbitrator (the "Tax Arbitrator") who shall be, or shall have previously been, a tax partner in a nationally recognized independent accounting firm and who shall be appointed by agreement of the Buyer and the Sellers' Representatives or, failing such agreement, by the AAA in accordance with the Arbitration Rules of the AAA. The Arbitrator shall review the calculations of the Buyer and the Sellers' Representatives with respect to the disputed Proposed Tax Return and make a selection for each disputed Tax Item as to which of the final calculations presented to it is, in the aggregate, more accurate. The decision of the Arbitrator shall be made in accordance with the Arbitration Rules and in accordance with the terms of this Agreement. The decision of the Arbitrator shall be made within twenty (20) days after being engaged, or as soon thereafter as reasonably practicable, and shall be final and binding on the parties. The costs and expenses of the Arbitrator shall be paid by the party whose proposed calculations are, in the aggregate, more accurate, or, if it is not clear which party's calculations are, in the aggregate, more accurate (as determined by the Arbitrator), the costs and expenses shall be shared equally by the Buyer on the one hand and the Sellers, on a pro rata basis based on each Seller's Seller's Percentage, on the other hand. The Buyer and the Sellers' Representatives shall make available to the Arbitrator all relevant books and records relating to the calculations submitted and all other information reasonably requested by the Arbitrator. A Proposed Tax Return shall be revised, if necessary, to reflect the final determination of the Tax Items with respect to such return (the final form of the Proposed Tax Return, including any revisions which are made thereto pursuant to this Section 7.10.3, is referred to herein as a "Final Tax Return").

                  7.10.4. Tax Reimbursements by Buyer. The Buyer shall reimburse the Sellers, on a pro rata basis according to each Seller's Seller's Percentage, the amount, if any, by which the reserves shown on the face of the Final Closing Statement with respect to Taxes exceed the aggregate amount actually paid by or on behalf of the Company and/or the Subsidiaries for Taxes that are reflected on a Final Tax Return for all Tax periods contemplated by
Section 7.10.1 and for the portion of such Tax periods contemplated by Section
7.10.2 ending on the Closing Date. The Buyer shall make such reimbursement within fifteen (15) days after the later to occur of (a) the date an applicable Final Tax Return becomes final pursuant to Section 7.10.3 hereof, or (b) the date the Final Closing Statement becomes final pursuant to Section 3.6.4 hereof.

                  7.10.5. Tax Refunds. The Sellers shall be entitled to all refunds of Taxes of the Company, and any amounts credited against Taxes to which the Company becomes entitled, to the extent such refunds or credits relate to Tax periods or portions thereof that end on or before the Closing Date. The Sellers shall not be entitled to any refunds or credits attributable to carrybacks from Tax periods or portions thereof that began after the Closing Date. If the Buyer or the Company receives any refund or credit to which the Sellers are entitled under this Section 7.10.5, the Buyer shall within fifteen
(15) days of receipt pay in cash (or cause the Company to pay) the amount of such refund or credit to the Sellers in accordance with each Seller's respective Seller's Percentage.

                  7.10.6. Cooperation. The Sellers and the Buyer shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by the Sellers or the Buyer for the preparation of any Tax Returns required to be prepared and filed by the Required Sellers or the Buyer hereunder, or in connection with the preparation or filing of any election, consent, certification, information statement or similar document or in preparing for any audits or disputes with any taxing authorities after the Closing Date. The Buyer will cause the Company to provide to the Sellers full access, at any reasonable time and from time to time, at the business location at which the books and records are maintained, to such Tax data of the Company as the Sellers may from time to time reasonably request. The Buyer agrees to retain all books and records provided to it with respect to Tax matters pertinent to Company or the Sellers relating to any taxable period beginning before the Balance Sheet Date until the expiration of the applicable statute of limitations (and, to the extent notified by a Seller, any extensions thereof) of the respective taxable periods. The Buyer and each Seller further agrees, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         7.11.    Employee Benefits.

                  (a) The Buyer agrees that for purposes of participation, vesting and accrual of vacation time and other benefits, as applicable (i) service under any qualified defined contribution plans of the Company shall be treated as service under the Buyer's qualified defined contribution plans, and
(ii) service under any other employee benefit plans of the Company shall be treated as service under any corresponding employee benefit plans maintained by the Buyer. The Buyer shall cause the Buyer's welfare benefit plans that cover the Company's employees after the Closing to (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability (except for pre-existing conditions that were excluded under the Company's welfare benefit plans), and (ii) cause any deductible, co-insurance or maximum out-of-pocket payments made by the Company's employees under the Company's welfare benefit plans to be credited to such employees under the Buyer's welfare benefit plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by the Company's employees under the Buyer's welfare benefit plans.

                  (b) Following the Closing, the Buyer shall cause the Company to continue the employment of those individuals listed on Schedule 7.11(b) hereto until at least the first anniversary of the Closing Date on terms at least as favorable as the terms of employment for such individuals as of the date hereof. Notwithstanding the foregoing, the Company shall retain the right to terminate the employment of any such individual for appropriate cause.

         7.12. No Solicitation; Acquisition Proposals. The Company and the Sellers agree that from the date hereof through the Closing Date or the date of termination of this Agreement in accordance with Section 12.1, as the case may be, neither the Company nor any Seller will, directly or indirectly, through any officer, director, employee, leased employee, partner, stockholder, agent, or Affiliate or otherwise, except in furtherance of the transactions contemplated by this Agreement (a) solicit, initiate, or encourage submission of proposals or offers from any Person relating to any transactions contemplated herein or to the direct or indirect purchase of a material amount of the assets of, or any equity interest in, or any merger, consolidation, or business combination with, the Company (collectively, an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate, or encourage, any Acquisition Proposal by any Person, (c) enter into any agreement, arrangement, or understanding with respect to an Acquisition Proposal, or (d) sell, transfer, or otherwise dispose of, or enter into any agreement, arrangement, or understanding with respect to, any interest in the assets, capital stock or other equity interests of the Company.

         7.13. Audit of Year-End Financial Statements. If requested by the Buyer, the Company and the Sellers shall (a) use their commercially reasonable efforts to cause the Company's independent auditors (the "Company Auditors") to deliver such representations, reports, and consents as are requested by the Buyer in order to comply with the rules and regulations of the SEC and other Legal Requirements applicable to the Buyer and (b) if any pro forma financial statements are required by such SEC rules and regulations or other Legal Requirements (the "Required Pro Forma Financials"), use their commercially reasonable efforts to, and use their commercially reasonable efforts to cause the Company Auditors to, assist with and facilitate the completion and audit of such Required Pro Forma Financials prior to the sixtieth (60th day) following the Closing Date.

         7.14. Interim Financials; Cooperation with Financing. During the period prior to the Closing Date, the Company shall provide to the Buyer consolidated monthly balance sheets, statements of operations, stockholders' equity (deficiency), and cash flow within 10 Business Days after the end of each month. Further, the Company shall provide, and shall cause the Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the Buyer's financing including (a) promptly providing to the Buyer's financing sources all material financial information in their possession with respect to the Company and the transactions contemplated by this Agreement reasonably requested by the Buyer, including information and projections prepared by the Company relating to the Company and the transactions contemplated in this Agreement, (b) causing the Company's senior officers and other Company representatives to be reasonably available to the Buyer's financing sources in connection with such financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to such financing, including "road show" presentations to rating agencies, potential lenders and other investors, (c) reasonably assisting in the preparation of one or more appropriate offering documents and assisting the Buyer's financing sources in preparing other appropriate marketing materials, in each case to be used in connection with such financing and (d) providing necessary consents and approvals reasonably requested by the Buyer or the Buyer's financing sources in connection with such financing.

         7.15. Notification of Certain Matters. During the period prior to the Closing Date, the Company shall give prompt written notification to the Buyer of (a) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be materially untrue or inaccurate and (b) any failure of the Company or the Sellers, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification will have any effect with respect to claims for indemnification pursuant to Section 10 for the purpose of determining satisfaction of the conditions to Closing set forth in this Agreement. For purposes of determining whether there is any misrepresentation or breach of a representation, warranty, covenant or agreement by the Sellers or the Company hereunder, the Schedules delivered by the Sellers and the Company shall be deemed to include only the information contained therein on the date of this Agreement.

         7.16. Accounts Receivables Collections. Following the Closing, the Buyer shall cause the Company to use its commercially reasonable efforts (consistent with past practice) to collect all accounts receivables which are outstanding as of the Closing Date (the "Closing Date Accounts Receivables") (it being understood that the Closing Date Accounts Receivables shall be reflected on the Final Closing Statement). Any Closing Date Accounts Receivables which remain unpaid as of the date of the determination of the Final Closing Statement in accordance with Section 3.6 hereof and which, in accordance with the Working Capital Guidelines, shall be fully reserved for on the Final Closing Statement shall be referred to herein as the "Uncollected Receivables." Within five (5) Business Days of receipt by the Buyer of any portion of the Uncollected Receivables, the Buyer shall pay to the Sellers such amount received on a pro rata basis according to each Seller's Seller's Percentage.

         7.17. Oxford Disposition Legal Opinion. If any Seller proposes to make a disposition of Oxford Securities in accordance with Section 4.8.10(ii) herein, the Buyer shall use its commercially reasonable efforts to obtain the opinion of counsel to the Buyer contemplated by Section 4.8.10(ii)(B) herein.

         7.18. Employee Cash Bonus Plan. The parties agree that immediately prior to or at the Closing, the Company shall adopt a written employee cash bonus plan (the "Plan"), which shall be in form and substance reasonably satisfactory to the Buyer and which will be administered by the President of the Company. Pursuant to the terms of the Earnout Agreement, certain funds which become due and payable under the Earnout Agreement shall be paid to the Plan and distributed under the terms of the Plan.

8. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE BUYER. The obligations of the Buyer to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Buyer in its sole discretion:

         8.1. Representations, Warranties and Covenants. All representations and warranties of the Sellers and the Company contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Sellers and the Company contained in this Agreement that are not qualified by materiality shall be true and correct in all respects except, in both cases, for inaccuracies that in the aggregate do not have, and would not reasonably be expected to have, a Material Adverse Effect, in either case as of the Closing Date as if made on the Closing Date, except for
(a) changes expressly permitted or required by this Agreement and (b) those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). The Sellers and the Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by them at or prior to the Closing. The Sellers shall have furnished to the Buyer a certificate, signed by or on behalf of each of the Sellers, dated as of the Closing Date, to the effect that the conditions specified in this Section, to the extent relating to representations, warranties, covenants and agreements of the Company and such Seller, have been satisfied.

         8.2. Legality; Governmental Authorization; Litigation. The acquisition of the Shares and the consummation of the other transactions contemplated hereby, shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No nonfrivolous Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation of any such transaction.

         8.3. General. All corporate proceedings required to be taken on the part of the Company in connection with the transactions contemplated by this Agreement shall have been taken. The Buyer shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Buyer may reasonably request in connection with the transactions contemplated hereby.

         8.4. Opinions of Counsel. The Sellers shall have delivered to the Buyer the opinions, dated the Closing Date, of Alston & Bird LLP and Ropes & Gray, special counsel to the Company and certain Sellers, in forms reasonably satisfactory to the Buyer.

         8.5. Pay-Off Letter for the Bank Debt. The Company and the Buyer shall have received a letter from Shanghai Commercial Bank stating (a) the aggregate amount of any outstanding Bank Debt as of the Closing Date (including all prepayment premiums and penalties and fees and expenses associated with prepayment), (b) that, if such aggregate amount so identified is paid to Shanghai Commercial Bank on the Closing Date, the Bank Debt will be paid in full (including all prepayment premiums and penalties and fees and expenses associated with prepayment) and (c) that, if such aggregate amount so identified is paid to Shanghai Commercial Bank on the Closing Date, Shanghai Commercial Bank will release any and all Liens and guaranties that it or its Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to the Buyer all reasonably necessary documentation in form suitable for filing with all appropriate government Persons).

         8.6. Pay-Off Letter for the Senior Subordinated Notes. The Company and the Buyer shall have received a letter from each Subordinated Lender stating
(a) the prepayment amount of the outstanding Senior Subordinated Notes held by such Subordinated Lender as of the Closing Date (including all prepayment premiums and penalties and fees and expenses associated with prepayment), (b) that, if such aggregate amount so identified is paid to such Subordinated Lender on the Closing Date, such Senior Subordinated Notes will be paid in full (including all prepayment premiums and penalties and fees and expenses associated with prepayment) and (c) that, if such prepayment amount so identified is paid to such Subordinated Lender on the Closing Date, such Subordinated Lender will release any and all Liens and guaranties that it or its Affiliates may have with respect to the Company or any of its assets and will take all actions necessary to effectuate such release (including executing and delivering to the Buyer all reasonably necessary documentation in form suitable for filing with all appropriate government Persons).

         8.7. Governmental Consents and Approvals. The Company shall have received, each in form and substance reasonably satisfactory to the Buyer, all authorizations, consents, orders and approvals of Governmental Authorities set forth on Schedule 8.7.

         8.8. Consents. The Company shall have received, each in form and substance reasonably satisfactory to the Buyer, such written consents or waivers under or with respect to the Contracts set forth on Schedule 7.3.2.

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

         8.9. Management Agreement. The Management Agreement shall have been terminated, and the Buyer shall have received written evidence of such termination reasonably satisfactory to Buyer.

         8.10. Resignation of Directors and Officers. The Buyer shall have received the resignation, effective upon the Closing, of all officers and directors of the Company specified in writing at least five Business Days prior to the Closing by the Buyer.

         8.11. Escrow Agreement. Each Seller shall have executed and delivered to the Buyer the Escrow Agreement, in substantially the form as set forth in Exhibit 3.1.

         8.12. Earnout Agreement. Each Seller shall have executed and delivered to the Buyer the Earnout Agreement, in substantially the form as set forth in Exhibit 3.3.

         8.13. Non-Competition Agreements. Each of S. Anthony Margolis and Lucio Dalla Gasperina shall have executed and delivered to the Buyer a Noncompetition Agreement, in substantially the form as set forth in Exhibit 8.13(a), each of Bonita Beach Blues, Inc. and Robert Emfield shall have executed and delivered to the Buyer a Noncompetition Agreement, in substantially the form as set forth in Exhibit 8.13(b), each of Tony Yeung and Whole Duty Investment, LTD shall have executed and delivered to the Buyer a Nonsolicitation and NonDisclosure Agreement, in substantially the form as set forth in Exhibit 8.13(c), and SKM-TB, LLC shall have executed and delivered to the Buyer a Nonsolicitation and Nondisclosure Agreement, in substantially the form as set forth in Exhibit 8.13(d) (together, the "Noncompetition / Nonsolicitation and Nondislosure Agreements").

         8.14. Employment and Consulting Agreements. At the written request of the Buyer, the Company shall have terminated (effective as of the Closing
Date) the respective employment and/or consulting agreements currently in effect between the Company and each of S. Anthony Margolis, Lucio Dalla Gasperina, Robert Emfield, Ken S. Kong and Tony Yeung. In addition, S. Anthony Margolis shall have entered into an employment agreement with the Company, in substantially the form as set forth in Exhibit 8.14(a); Lucio Dalla Gasperina shall have entered into an employment agreement with the Company, in substantially the form as set forth in Exhibit 8.14(b); Ken S. Kong shall have entered into an employment agreement with the Company, in substantially the form as set forth in Exhibit 8.14(c); Robert Emfield shall have entered into a consulting agreement with the Company, in substantially the form as set forth in
Exhibit 8.14(d); and Tony Yeung shall have entered into a consulting agreement with the Company, in substantially the form as set forth in Exhibit 8.14(e).

         8.15. Cancellation of Warrant. The Company and the holder of the Warrant shall have taken all necessary actions to terminate the Warrant as of the Closing, and the Buyer shall have received written evidence of such termination reasonably satisfactory to Buyer.

         8.16. Transfer of Shares. The Buyer shall have received from the Sellers duly executed stock certificates evidencing all of the Shares.

         8.17. Statements for Section 3.1 Fees and Expenses. The Company shall have caused to be delivered to the Company and the Buyer statements (or letters) related to the payments contemplated by Section 3.1(i), Section 3.1(ii) and Section 3.1(iii), which statements (or letters) shall acknowledge that, upon payment of the amounts specified therein, such party shall have been paid in full by the Company and the Sellers.

         8.18. Sellers' Release. Each of the Sellers shall have delivered to the Buyer a release executed by such Seller in the form of Exhibit 8.18.

         8.19. Termination of Financing. The Bridge Commitment Letter and the Credit Facility Commitment Letter shall not have been terminated by SunTrust or Merrill Lynch; provided, that the Buyer shall not be entitled to rely on this
Section 8.19 unless it has fully complied with the provisions of Section
13.13.1.

         8.20. Registration Rights Agreement. Each Seller shall have executed and delivered to the Buyer a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form as set forth in Exhibit 8.20.

9. CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY AND THE SELLERS. The obligations of the Company and the Sellers to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived prior to the Closing by the Company and the Sellers in their sole discretion:

         9.1. Representations, Warranties and Covenants. All representations and warranties of the Buyer contained in this Agreement that are qualified by materiality shall be true and correct in all respects and all representations and warranties of the Buyer contained in this Agreement that are not qualified by materiality shall be true and correct in all respects except, in both cases, for inaccuracies that do not have, and would not reasonably be expected to have, a Material Adverse Effect, in either case as of the Closing Date as if made on the Closing Date, except for changes expressly permitted or required by this Agreement. The Buyer shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer at or prior to the Closing. The Buyer shall have furnished to the Company a certificate signed by the President or any Vice President of the Buyer, dated as of the Closing Date, to the effect that the conditions specified in this Section have been satisfied.

         9.2. Legality; Government Authorization; Litigation. The Sellers' consummation of the transactions contemplated hereby shall not be prohibited by any Legal Requirement, and all necessary filings, if any, pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated. No nonfrivolous Action shall have been instituted at or prior to the Closing by any Person other than a party hereto or any Affiliate thereof, or instituted by any Governmental Authority, relating to this Agreement or any of the transactions contemplated hereby, the result of which would prevent or make illegal the consummation any such transaction.

         9.3. General. All corporate proceedings required to be taken by the Buyer in connection with the transactions contemplated by this Agreement shall have been taken. The Sellers shall have received copies of such officers' certificates, good standing certificates, incumbency certificates and other customary closing documents as the Sellers may reasonably request in connection with the transactions contemplated hereby.

         9.4. Escrow Agreement. The Buyer shall have executed and delivered to the Sellers the Escrow Agreement, in substantially the form as set forth in
Exhibit 3.1.

         9.5. Earnout Agreement. The Buyer shall have executed and delivered to the Sellers the Earnout Agreement, in substantially the form as set forth in
Exhibit 3.3.

         9.6. Payments. The Buyer shall have paid the Cash Equity Amount in accordance with Section 3.1 and the Stock Equity Amount in accordance with
Section 3.2.

         9.7. Opinion of Counsel. The Buyer shall have delivered to the Sellers the opinion, dated the Closing Date, of King & Spalding LLP, counsel to the Buyer, in a form reasonably satisfactory to the Sellers.

         9.8. Registration Rights Agreement. The Buyer shall have executed and delivered to the Buyer the Registration Rights Agreement in substantially the form as set forth in Exhibit 8.21.

10.      INDEMNIFICATION.

         10.1. Buyer's Indemnification. Subject to the limitations set forth in this Section 10, from and after the Closing, each of the Buyer and the Company shall jointly and severally indemnify, defend and hold harmless, to the fullest extent permitted by law, the Sellers (collectively, the "Seller Indemnitees") from, against and in respect of Losses incurred as a result of any of the following:

                  10.1.1. any breach or default in performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement and any breach or default in performance by the Company of any covenant or agreement made by the Company contained in this Agreement that is to be performed after the Closing; or

                  10.1.2. any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement (for purposes of this Article 10, representations and warranties shall be read without reference to materiality, or similar phrases).

         10.2. Sellers' Indemnification. Subject to the limitations set forth in this Section 10, and except as set forth in Section 3.6.5.1, from and after the Closing, each of the Sellers shall severally (but not jointly) indemnify, defend and hold harmless, to the fullest extent permitted by law, the Buyer and the Company (collectively, the "Buyer Indemnitees") from, against and in respect of:

                  10.2.1. Losses incurred as a result of any breach or default in performance by such Seller of any covenant or agreement of such Seller contained in this Agreement;

                  10.2.2. Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by such Seller in Section 4 of this Agreement;

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

                  10.2.3. Losses incurred as a result of such Seller's fraud or criminal activity;

                  10.2.4. Losses incurred as result of any breach or default in performance by such Seller of any representation, warranty, covenant or agreement of such Seller contained in any of the Noncompetition /
Nonsolicitation and Nondisclosure Agreements;

                  10.2.5. such Seller's Seller's Percentage of Losses incurred as a result of any breach or default in performance by the Company of any covenant or agreement of the Company contained in this Agreement;

                  10.2.6. such Seller's Seller's Percentage of Losses incurred as a result of any breach of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement (for purposes of this Article 10, representations and warranties shall be read without reference to materiality, Material Adverse Effect or similar phrases);

                  10.2.7. such Seller's Seller's Percentage of Losses incurred as a result of the Company's fraud or criminal activity;

                  10.2.8. such Seller's Seller's Percentage of Losses attributable to any liability of the Company or the Subsidiaries for Taxes with respect to any Tax period or portion thereof ending on or before the Closing Date (or for any Tax period beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 7.10.2) to the portion of such period beginning before and ending on the Closing Date) to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Final Closing Statement; and

                  10.2.9. such Seller's Seller's Percentage of Losses attributable to any liability of the Company or the Subsidiaries relating to, resulting from or arising out of any failure of any Employee Plan to comply with any Legal Requirement in respect of or relating to any period ending on or prior to the Closing Date.

         10.3. Monetary Limitations. Notwithstanding any other provision of this Agreement, (i) no Seller shall have any obligation to indemnify any Buyer Indemnitee pursuant to Section 10.2.6 (other than with respect to breaches or inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.7(a), 5.14, 5.17, 5.18 and 5.30) unless and until, and only to the extent that, the aggregate of all such individual Losses incurred or sustained by all Buyer Indemnitees with respect to which Buyer Indemnitees are entitled to indemnification under Section 10.2.6 (other than with respect to breaches or inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.7(a), 5.14, 5.17, 5.18 and 5.30) exceeds Two Million Dollars ($2,000,000)
(the "Minimum Aggregate Loss"), in which case the Sellers shall only be liable for the amount by which all such Losses exceed the Minimum Aggregate Loss and
(ii) the aggregate liability of the Sellers to indemnify the Buyer Indemnitees for Losses under Section 10.2.6 (other than with respect to breaches or inaccuracies of the representations and warranties contained in Sections 5.1, 5.2, 5.7(a), 5.14, 5.17, 5.18 and 5.30) shall in no event exceed Forty Million Dollars ($40,000,000) (the "Maximum Aggregate Loss"). Notwithstanding the foregoing, it is understood that the Sellers' obligations to indemnify any Buyer Indemnitee

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

pursuant to Section 10.2.6 with respect to breaches or inaccuracies of the representations or warranties contained in Sections 5.1, 5.2, 5.7(a), 5.14, 5.17, 5.18 or 5.30 or pursuant to Sections 10.2.1, 10.2.2, 10.2.3, 10.2.4,
10.2.5, 10.2.7, 10.2.8 or 10.2.9 (together, the "Surviving Representations, Warranties and Obligations") shall not be subject to the Minimum Aggregate Loss or the Maximum Aggregate Loss. It is further understood and agreed that the sole source of payment for any Buyer Indemnitee against, and the sole responsibility of, any Seller for indemnification pursuant to this Article 10 (except for claims for breaches of the Surviving Representations, Warranties and Obligations) shall be from such Seller's Seller's Percentage of the Escrow Account pursuant to the Escrow Agreement and from amounts due to such Seller pursuant to the Earnout Agreement. In no event shall the aggregate liability of any Seller for indemnification pursuant to this Article 10 exceed the aggregate consideration received by such Seller pursuant to this Agreement, the Earnout Agreement and the Escrow Agreement.

         10.4. Time Limitations. Regardless of any investigation made at any time by or on behalf of any party hereto or of any information any party may have in respect thereof, no claim for indemnification pursuant to this Article 10 (other than (i) for breach of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 5.1, 5.2, 5.7(a) and 6.1 and (ii) claims pursuant to Section 10.2.3, 10.2.4, 10.2.7, 10.2.8 and 10.2.9 which shall survive indefinitely, subject to any applicable statutes of limitation) shall be valid unless notice thereof, describing with reasonable specificity (in light of the facts then known) the amount and basis of such claim, is delivered to the relevant indemnifying parties on or prior to the close of business on the second anniversary of the Closing Date.

         10.5. Limitation on Remedies. From and after the Closing, the sole and exclusive remedy of each Seller Indemnitee and Buyer Indemnitee as against any Person, with respect to all claims relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this
Section 10, other than with respect to such Person's fraud or criminal activity.

         10.6. Third Party Claims. Promptly after the receipt by any Person entitled to indemnification pursuant to this Section 10 (the "Indemnified Party") of notice of the commencement of any action, including the commencement of any audit or other proceedings conducted by Tax authorities, against such Indemnified Party by a third party (such action, a "Third Party Claim"), such Indemnified Party shall, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to this Section 10 (the "Indemnifying Party"), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party. The failure to give such notice shall not relieve any Indemnifying Party from any obligation hereunder except to the extent that such failure prejudices such Indemnifying Party. Such Indemnifying Party shall have the right to defend such Third Party Claim, at such Indemnifying Party's expense and with counsel of its choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party conducts the defense of such Third Party Claim actively and diligently. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party agrees to reasonably cooperate in such defense at the expense of the Indemnifying Party. So long as the Indemnifying Party is conducting the defense of such claim actively and diligently, the Indemnified Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim, and neither any

Indemnifying Party nor any Indemnified Party will consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the other, which consent will not be unreasonably withheld, unless (i) the proposed settlement imposes only monetary payment obligations less than the indemnification obligations of the Indemnifying Party to the Indemnified Party pursuant to Section 10, and (ii) such settlement includes a full release of the Indemnified Party in respect of all indemnifiable Losses resulting therefrom, related thereto or arising therefrom. In the event the Indemnifying Party does not or ceases to conduct the defense of such Third Party Claim actively and diligently, (x) the Indemnified Party may defend against, and, with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement with respect to, such Third Party Claim (provided that the Indemnifying Party may retain separate co-counsel at its sole cost and expense and may participate in the defense of such Third Party Claim), (y) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against such Third Party Claim to the extent provided in this Section 10 and (z) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the extent provided in this Section 10.

         10.7. Tax Benefits. At such time, if ever, as the Buyer or its Subsidiaries (including, for all periods after the Closing Date, the Company) realizes a Tax Benefit as a result of a Loss for which the Buyer has been indemnified by the Sellers hereunder (any such Tax Benefit to be determined after taking into consideration any Tax effect of the indemnification payment made to Buyer with respect to such Loss), the Buyer shall pay an amount equal to such Tax Benefit to the Sellers (on a pro rata basis based on their respective Seller's Percentage) who indemnified the Buyer with respect to such Loss.

         10.8. Cash Purchase Price Adjustment. Any indemnification payment made by the Company, the Buyer or the Sellers pursuant to this Agreement shall be treated by the Buyer and the Sellers as an adjustment to the Cash Purchase Price for Tax purposes.

11.      CONSENT TO JURISDICTION; JURY TRIAL WAIVER.

         11.1. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits, and agrees to cause each of its Subsidiaries to submit, to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives, and agrees to cause each of its Subsidiaries to waive, to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or to permit any of its Subsidiaries to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named court whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.6 is reasonably calculated to give actual notice.

         11.2. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE SELLERS THAT THIS SECTION 11.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE SELLERS ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.      TERMINATION.

         12.1. Termination of Agreement. This Agreement may be terminated by the parties only as provided below:

                  12.1.1. The Buyer and the Required Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing.

                  12.1.2. The Buyer may terminate this Agreement by delivering written notice to the Sellers at any time prior to the Closing in the event the Sellers or the Company are in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Buyer has notified the Sellers and the Company of the breach in writing, there is a reasonable likelihood that such breach (unless cured, if curable) will result in an inability of the Sellers or the Company to satisfy the conditions set forth in
Section 8 and such breach, if curable, has continued without cure for a period of 30 days after delivery of such notice of breach.

                  12.1.3. The Required Sellers may terminate this Agreement by delivering written notice to the Buyer at any time prior to the Closing in the event the Buyer is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, the Sellers have notified the Buyer of the breach in writing, there is a reasonable likelihood that such breach will (unless cured, if curable) result in an inability of the Buyer to satisfy the conditions set forth in Section 9 and such breach, if curable, has continued without cure for a period of 30 days after delivery of such notice of breach.

                  12.1.4. The Buyer or the Required Sellers may terminate this Agreement by providing written notice to the other at any time on or after June 30, 2003, if the Closing of the transactions contemplated by this Agreement shall not have occurred by reason of the failure of any condition set forth in
Section 8, in the case of the Buyer, or Section 9, in the case of the Required Sellers, to be satisfied (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement).

Further, notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 12.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

         12.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, all obligations of the parties hereunder (other than obligations under Sections 11 and 12, which shall survive termination) shall terminate without any liability of any party to any other party, except for liabilities with respect to breaches by any party on or prior to the date of termination of any covenants or agreements contained herein.

13.      MISCELLANEOUS.

         13.1. Entire Agreement; Waivers. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (a) in the case of a waiver by the Buyer, by the Buyer, and (b) in the case of a waiver by the Sellers, by the Required Sellers.

         13.2. Amendment or Modification. The parties hereto may amend or modify this Agreement only by a written instrument executed by the Buyer and the Required Sellers, and any such amendment or modification shall be Enforceable against the Buyer and all the Sellers.

         13.3. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable law) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

         13.4. Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void and (b) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder; provided, further, that Buyer may assign its rights, but not its obligations, under this Agreement, in whole or in part, to any Affiliate; and provided, further, that after the Closing, the Buyer may assign its rights under this Agreement (i) to any lender providing financing to the Buyer in connection with the transactions contemplated by this Agreement, or (ii) to any purchaser of all or substantially all capital stock or assets of the Company.

         13.5. Action by the Required Sellers. Any action taken by the Required Sellers or Sellers' Representatives in accordance with and pursuant to the terms of this Agreement shall bind and otherwise affect any rights and obligations of each Seller hereunder.

         13.6. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Company, before the Closing, to:                    Viewpoint International, Inc.
                                                              1071 Avenue of the Americas
                                                              New York, NY 10018
                                                              Attention: Anthony Margolis

With a copy to:                                               Alston & Bird LLP
                                                              90 Park Avenue
                                                              New York, New York 10016
                                                              Attn: William S. Sterns, III, Esq.

                                                              and

                                                              Ropes & Gray
                                                              One International Place
                                                              Boston, MA 02110
                                                              Attention: Daniel S. Evans, Esq.

If to any Seller to:                                          The address of such Seller set
                                                              forth on the signature pages hereto

With a copy to:                                               Alston & Bird LLP
                                                              90 Park Avenue
                                                              New York, New York 10016
                                                              Attn: William S. Sterns, III, Esq.

                                                              and

                                                              Ropes & Gray
                                                              One International Place
                                                              Boston, MA 02110
                                                              Attention: Daniel S. Evans, Esq.

If to the Buyer or, after the Closing,                        Oxford Industries, Inc.
the Company, to:                                              222 Piedmont Avenue, N.E.
                                                              Atlanta, Georgia 30308-3391
                                                              Attention: Thomas C. Chubb, III, Esq.

With a copy to:                                               King & Spalding LLP
                                                              191 Peachtree Street, N.E.
                                                              Atlanta, Georgia 30303-1763
                                                              Attention: Russell B. Richards, Esq.

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

         13.7. Public Announcements. No party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing and any confidentiality provision of any other agreement between the parties hereto, each party hereto (and each employee, representative, or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to any party hereto relating to such tax treatment and tax structure.

         13.8. Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

         13.9. Disclosure. Any item listed or referred to in any Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into any other Schedule to the extent that the applicability of the information disclosed to such other representation and warranty or Schedule is reasonably apparent from the face of such disclosure.

         13.10. Third Party Beneficiaries. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

         13.11. Counterparts. This Agreement and any claims related to the subject matter hereof may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         13.12. Governing Law. This Agreement and any claims related to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         13.13. Expenses. Whether or not the transactions contemplated hereby are consummated, all Transaction Expenses shall be paid by the Company and/or the Sellers (including payment from the Cash Equity Amount in the manner contemplated by Section 3.1) and all fees and expenses incurred by the Buyer in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby and thereby shall be paid by the Buyer.

                  13.13.1. Notwithstanding anything else contained herein, in the event the Closing does not occur as a result of the termination of:

                           13.13.1.1 the Bridge Commitment Letter (unless such termination thereunder is pursuant to Section 7 due to the failure to satisfy or waive the condition(s) set forth in (i) paragraph (a) of Exhibit C thereof, (ii) any other paragraph of Exhibit C thereof to the extent that termination under such paragraph results from the failure by the Company or any of the Sellers or any of their representatives or advisors to undertake any actions required to be taken by them thereunder (or the taking of any actions not permitted to be taken by them thereunder), (iii) paragraph (b) of Exhibit C thereof to the extent that the event or condition giving rise to any such "Material Adverse Effect" referred to in paragraph (b) of Exhibit C thereof is an event or condition referred to in paragraph (a) of Exhibit C thereof,
         (iv) Section 3(i) to the extent such failure relates to a condition in the Interim Loan Agreement that is substantially identical to paragraph
         (a) of Exhibit C thereof or otherwise results from the failure by the Company or any of the Sellers or any of their representatives or advisors to undertake any actions required to be taken by them thereunder (or the taking of any actions not permitted to be taken by them thereunder), (v) Section 3(ii) thereof to the extent that the concurrent funding referred to therein has not occurred as a result of an event or condition referred to in paragraph (a) of Exhibit C, a "Material Adverse Effect" referred to in paragraph (b) of Exhibit C caused by an event or condition referred to in paragraph (a) of Exhibit C or otherwise as a result of the failure by the Company or any of the Sellers or any of their representatives or advisors to undertake any actions required to be taken by them thereunder (or the taking of any actions not permitted to be taken by them thereunder), or (vi)
         Section 3(iii) thereof to the extent such failure results from the failure by the Company or any of the Sellers or any of their representatives or advisors to undertake any actions required to be taken by them thereunder (or the taking of any actions not permitted to be taken by them thereunder)); or

                           13.13.1.2 the Credit Facility Commitment Letter (unless such termination thereunder is pursuant to (i) Section D(ii)(b) thereof, (ii) Section D(ii)(a) thereof to the extent that the event or condition giving rise to any "Material Adverse Change" referred to in Section D(ii)(a) thereof is an event or condition referred to in Section D(ii)(b) thereof), or (iii) Section D(iii) thereof to the extent such termination relates to information provided in writing to the Buyer by the Company or any of the Sellers).

         then the Buyer shall, within five (5) days of such termination, reimburse the Company and the Sellers for all fees and expenses incurred by the Company and the Sellers (up to a maximum of $1,000,000 in the aggregate) in connection with the negotiation and preparation of this Agreement, related agreements and the transactions contemplated hereby.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

         THE COMPANY:           VIEWPOINT INTERNATIONAL, INC.

                                By: /s/ S. Anthony Margolis
                                   _______________________________
                                   Name:   S. Anthony Margolis
                                   Title:  President and Chief Executive Officer

         THE SELLERS:           SKM-TB, LLC

                                By:  SKM EQUITY FUND III, L.P.

                                By:  SKM PARTNERS, L.L.C.

                                By: /s/ David J. Oddi
                                   _____________________________
                                   Name: David J. Oddi
                                         A duly authorized signatory
                                   c/o Saunders Karp & Megrue, LLC
                                   262 Harbor Drive
                                   Stamford, Connecticut 06902

                                WHOLE DUTY INVESTMENT, LTD.

                                By: /s/ CT Yeung
                                   ______________________________
                                   Name: CT Yeung
                                         A duly authorized signatory
                                   1384 Broadway, 19th Floor
                                   New York, New York 10018

                                    /s/ S. Anthony Margolis
                                -----------------------------------
                                   S. Anthony Margolis
                                   c/o Viewpoint International, Inc.
                                   1809 Seventh Avenue, Suite 806
                                   Seattle, Washington 98101

                                MARGOLIS FAMILY STOCK TRUST u/a/d
                                May 1, 2001

                                By: /s/ William S. Sterns, III
                                   ______________________________
                                   Name:  William S. Sterns, III, Esq.
                                   Title: Trustee
                                   c/o Alston & Bird LLP
                                   90 Park Avenue
                                   New York, New York 10016


                                   /s/ Lucio Dalla Gasperina
                                ----------------------------------
                                   Lucio Dalla Gasperina
                                   c/o Viewpoint International, Inc.
                                   1809 Seventh Avenue, Suite 806
                                   Seattle, Washington 98101

                                BONITA BEACH BLUES, INC.

                                By: /s/ Robert Emfield
                                   ______________________________
                                   Name: Robert Emfield
                                   Title: President
                                   3040 Northview Road
                                   Minnetonka Beach, Minnesota 55361

         THE BUYER:             OXFORD INDUSTRIES, INC.

                                By: /s/ J. Hicks Lanier
                                    ______________________________
                                    Name: J. Hicks Lanier
                                    Title: Chairman, President & Chief Executive
                                             Officer